Exhibit 10.1

PURCHASE, SALE AND ASSIGNMENT AGREEMENT

dated November 15, 2007

Among the Sellers named herein,

Blitz F07-dreihundert-vierzehn GmbH (in future: DYNAenergetics Holding GmbH) as Purchaser,

and

Dynamic Materials Corporation

for the purchase of all of the shares of

DYNAENERGETICS BETEILIGUNGS-GMBH

and interests in

DYNAENERGETICS GMBH & CO. KG

[The Agreement was executed by notarial deed executed by the parties to the Agreement and Stephen Cueni, Notary Public, in Basel Switzerland on 15 November 2007.  The notarial deed has been omitted.]

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Table of Contents

RECITALS	1

Sec. 1. Defined Terms	6

Sec. 2. Sale, Purchase and Assignment	6

Sec. 3. Purchase Price; Payment	8

Sec. 4. Sellers’ Guaranties	10

Sec. 5. Remedies for Breach of Seller’s Guaranties	37

Sec. 6. Environmental Matters	42

Sec. 7. Taxes	43

Sec. 8. Further Actions and Obligations	43

Sec. 9. Indemnification for Sole Operating and Retransfer Obligation	44

Sec. 10. Covenants	46

Sec. 11. Non-Competition Clause	48

Sec. 12. Confidentiality / Press Releases	50

Sec. 13. Costs and Taxes	50

Sec. 14. Miscellaneous	50

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PURCHASE, SALE AND ASSIGNMENT AGREEMENT

This Purchase, Sale and Assignment Agreement (this “Agreement”) dated as of November 15, 2007, is among Mr. Rolf Rospek (“Seller 1”); Dr. Uwe Gessel (“Seller 2”); Mr. Patrick Xylander (“Seller 3”) and OaG Beteiligungs-GmbH, a German limited liability company (“Seller 4” and together with Seller 1, Seller 2 and Seller 3, the “Sellers” and each a “Seller”); Mr. Volker Mertens (“Mr. Mertens”); Blitz F07-dreihundert-vierzehn GmbH (in future: DYNAenergetics Holding GmbH), a German limited liability company (the “Purchaser”); and Dynamic Materials Corporation, a Delaware, U.S.A., corporation (“Dynamic Materials”).

Recitals

1.                                      DYNAenergetics GmbH & Co. KG (the “Company”) is a limited partnership with a limited liability company as general partner organized under the laws of Germany with registered offices at Troisdorf and registered with the Commercial Register of the Lower Court (Amtsgericht) at Siegburg under HRA 3522. The capital interest (Haftkapital und Festkapital) of the Company amounts to EUR 400,000 (Euro four hundred thousand) (the “Limited Partnership Capital Interest”). The interests in the Company are held by the sole general partner DYNAenergetics Beteiligungs GmbH (“DYNA GmbH”), which has no Limited Partnership Capital Interest in the Company, and by each of the Sellers as follows:

i)                                         A limited interest (Kommanditanteil) with a part of the Limited Partnership Capital Interest (Kapitalanteil) and a registered capital contribution (Hafteinlage) each in the amount of EUR 108,000 (Euro one hundred eight thousand) (“KG-Interest 1”) is held by Seller 1.

ii)                                      A limited interest (Kommanditanteil) with a part of the Limited Partnership Capital Interest (Kapitalanteil) and a registered capital contribution (Hafteinlage) each in the amount of EUR 108,000 (Euro one hundred eight thousand) (“KG-Interest 2”) is held by Seller 2.

iii)                                   A limited interest (Kommanditanteil) with a part of the Limited Partnership Capital Interest (Kapitalanteil) and a registered capital contribution (Hafteinlage) each in the amount of EUR 72,000 (Euro seventy-two thousand) (“KG-Interest 3”) is held by Seller 3.

iv)                                  A limited interest (Kommanditanteil) with a part of the Limited Partnership Capital Interest (Kapitalanteil) and a registered capital contribution (Hafteinlage) each in the amount of EUR 112,000 (Euro one hundred twelve thousand) (“KG-Interest 4”; the KG-Interest 1, the KG-Interest 2, the KG-Interest 3 and the KG-Interest 4 are collectively referred to as the “KG-Interests”) is held by Seller 4.

2.                                      The Sellers are parties as lender of the following loans (which comprise profits of the Company that have not been distributed as of the Calculation Date):

i)                                         Seller 1 granted a loan to the Company that has a nominal value of at least EUR 1,302,535.52 (Euro one million three hundred two thousand five hundred thirty-five and 52/00) as of the date of this Agreement (“Partner Loan Claim 1”).

ii)                                      Seller 2 granted a loan to the Company that has a nominal value of at least EUR 1,304,869.67 (Euro one million three hundred four thousand eight hundred sixty-nine and 67/00) as of the date of this Agreement (“Partner Loan Claim 2”).

iii)                                   Seller 3 granted a loan to the Company that has a nominal value of at least EUR 886,558.48 (Euro eight hundred eighty-six thousand five hundred fifty-eight and 48/00) as of the date of this Agreement (“Partner Loan Claim 3”).

iv)                                  Seller 4 granted a loan to the Company that has a nominal value of at least EUR 1,383,292.42 (Euro one million three hundred eighty-three thousand two hundred ninety-two and 42/00) as of the date of this Agreement (“Partner Loan Claim 4”; Partner Loan Claim 1, Partner Loan Claim 2, Partner Loan Claim 3 and Partner Loan Claim 4 are collectively referred to as the “Partners’ Loan Claims ”).

3.                                      DYNA GmbH, the sole general partner of the Company, is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany with registered offices at Troisdorf and registered with the Commercial Register of the Lower Court (Amtsgericht) at Siegburg under HRB 6271. The Registered Share Capital (Stammkapital) of DYNA GmbH amounts to EUR 25,000 (Euro twenty-five thousand) (the “Registered Share Capital”). The Registered Share Capital is divided into the following shares held by the Sellers as follows:

i)                                         One share with a par value (Nennbetrag) of EUR 6,750 (Euro six thousand seven hundred fifty) (“GmbH-Share 1”) is held by Seller 1.

ii)                                      One share with a par value (Nennbetrag) of EUR 6,750 (Euro six thousand seven hundred fifty) (“GmbH-Share 2”) is held by Seller 2.

iii)                                   One share with a par value (Nennbetrag) of EUR 4,500 (Euro four thousand five hundred) (“GmbH-Share 3”) is held by Seller 3.

iv)                                  One share with a par value (Nennbetrag) of EUR 7,000 (Euro seven thousand) (“GmbH-Share 4”; the GmbH-Share 1, the GmbH-Share 2, the GmbH-Share 3 and the GmbH-Share 4 are collectively referred to as the “GmbH-Shares”) is held by Seller 4.

4.                                      The Sellers are parties as lender of the following loans (which comprise profits of DYNA GmbH that have not been distributed as of the Calculation Date):

i)                                         Seller 1 granted a loan to DYNA GmbH that has a nominal value of at least EUR 18,762.51 (Euro eighteen thousand seven hundred sixty-two and 51/00) as of the date of this Agreement (“Shareholder Loan Claim 1”).

ii)                                      Seller 2 granted a loan to DYNA GmbH that has a nominal value of at least EUR 18,762.51 (Euro eighteen thousand seven hundred sixty-two and 51/00) as of the date of this Agreement (“Shareholder Loan Claim 2”).

iii)                                   Seller 3 granted a loan to DYNA GmbH that has a nominal value of at least EUR 12,508.34 (Euro twelve thousand five hundred eight and 34/00) as of the date of this Agreement (“Shareholder Loan Claim 3”).

iv)                                  Seller 4 granted a loan to DYNA GmbH that has a nominal value of at least EUR 19,457.42 (Euro nineteen thousand four hundred fifty-seven and 42/00) as of the date of this Agreement (“Shareholder Loan Claim 4”; Shareholder Loan Claim 1, Shareholder Loan Claim 2, Shareholder Loan Claim 3 and Shareholder Loan Claim 4 are collectively referred to as the “Shareholders’ Loan Claims ”).

5.                                      The Company and DYNA GmbH have the following subsidiaries:

5.1          The Company holds the following participations:

i)                                         55% of the registered share capital of OOO DYNAenergetics RUS, having its registered offices in the Russian Federation, 115230, Moscow, Varshavskoye chaussée, 36, building 8, 2nd floor, being registered with Inspectorate No. 26 of the Ministry of the Russian Federation for Taxes and Duties for the Southern Administrative district for the City of Moscow under OGRN 1037727047797 and having an aggregate share capital of RUR 1,200,000 (Rouble one million two hundred thousand) (“DYNAenergetics RUS”);

ii)                                      14% (one share with a par value (Nennbetrag) of EUR 3,500 (Euro three thousand five hundred)) of the registered share capital of Troisdorf Genehmigungshaltergesellschaft mbH, having its registered offices in Troisdorf, being registered with the Commercial Register of the Lower Court (Amtsgericht) at Siegburg under HRB 6200 and having an aggregate share capital of EUR 25,000 (Euro twenty-five thousand) (“Troisdorf GHG”); and

iii)                                   16% (one share with a par value (Nennbetrag) of EUR 4,000 (Euro four thousand)) of the registered share capital of Würgendorf Genehmigungshaltergesellschaft mbH, having its registered offices in Burbach-Würgendorf, being registered with the Commercial Register of the Lower Court (Amtsgericht) at Siegen under HRB 5466 and having an aggregate share capital of EUR 25,000 (Euro twenty-five thousand) (“Würgendorf GHG”).

5.2          DYNA GmbH holds the following participations:

i)                                         53.5% of the registered share capital of OOO Perfoline, having its registered offices in the Russian Federation, 625017, Tyumen’ oblast, Tyumen’, ul. Yanskaya, 105, being registered with Inspectorate No. 3 of the Federal Tax Service of the Russian Federation for the City of Tyumen’ under OGRN 1067203320975 and having an aggregate share capital of RUR 10,000,000 (Rouble ten million) (“Perfoline”);

ii)                                      60% of the registered share capital of KOO KAZ DYNAenergetics, having its registered offices in Republic of Kazakhstan, Atyrau, Kantseva str., 7, 9-th office, being registered with the Ministry of Justice of Republic of Kazakhstan under file no. 7899-1915-LLP (FP) and having an aggregate share capital of 2,366,600 KZT (Kazakhstan, Tenge two million three hundred sixty-six thousand six hundred) (about USD 19,558) (“KAZ DYNAenergetics”);

iii)                                   51% of the registered share capital of 4391438 Canada Ltd., having its registered offices in the City of Edmonton, in the Province of Alberta, being registered with Corporations Canada of Industry Canada under file no. 439143-8 and having an aggregate share capital of CAD 1,000 (Canada, Dollars one thousand) (“4391438 Canada”); and

iv)                                  49% of the registered share capital of 1306735 Alberta Ltd., having its registered offices in the City of Edmonton, in the Province of Alberta, being registered with the Registrar of Corporations of Alberta under file no. 2013067356 and having an aggregate share capital of CAD 1,000 (Canada, Dollars one thousand) (“1306735 Alberta”).

(DYNAenergetics RUS, Troisdorf GHG, Würgendorf GHG, Perfoline, KAZ DYNAenergetics, 4391438 Canada and 1306735 Alberta are collectively also referred to as the “Subsidiaries” and each of them as a “Subsidiary”.  The Company, DYNA GmbH and the Subsidiaries are collectively referred to as the “DYNA Group” or “DYNA Group Companies” and each of such companies hereinafter a “DYNA Group Company”.  DYNAenergetics RUS, Perfoline, KAZ DYNAenergetics, 4391438 Canada and 1306735 Alberta are collectively also referred to as the “Operating Subsidiaries” and each of them as an “Operating Subsidiary”.  The interests and shares in the Company, DYNA GmbH and their Subsidiaries are collectively also referred to as the “Companies’ Shares”.)

6.                                      The DYNA Group manufactures, distributes and sells (i) explosion-weld-clad metals and (ii) explosives and associated hardware for the international oil field, seismic prospecting, and decommissioning businesses, including related training and seminars for these areas world wide (the “Business”).

7.                                      Purchaser is an indirect wholly owned subsidiary of Dynamic Materials.

8.                                      The Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of their KG-Interests in the Company, all of their GmbH-Shares in DYNA GmbH, the Partners’ Loan Claims and the Shareholders’ Loan Claims pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereto agree as follows:

Agreement

Sec. 1.

Defined Terms

                Capitalized terms used herein shall have the meaning ascribed to them in Annex 1.

Sec. 2.

Sale, Purchase and Assignment

2.1                               Sale and Purchase of KG-Interests, GmbH-Shares, Partners’ Loan Claims and Shareholders’ Loan Claims; Right to Profits

Each Seller hereby agrees to sell, and the Purchaser hereby agrees to purchase, upon the terms and conditions of this Agreement, the KG-Interests and the GmbH-Shares held by the individual Sellers. The KG-Interests and the GmbH-Shares are sold to the Purchaser with all rights and obligations pertaining thereto with economic effect (schuldrechtlicher Wirkung) as from 1 October 2007, 0:00 hours CEST (the “Contractual Effective Date” - wirtschaftlicher Stichtag).  All profits and losses of the Company and DYNA GmbH shall pertain to the Purchaser other than preliminary distributions (Vorabentnahmen) and additional payments in an aggregate amount of up to EUR 5,989,092.52 (Euro five million nine hundred eighty-nine thousand ninety-two and 52/00) for the business year ended on the Calculation Date that have already been paid from the Company to the Sellers.  For the avoidance of doubt, the parties agree, that any claims of Sellers 1 through 3, resulting from their service agreements as managing directors of the Company (Geschäftsführer-Anstellungsverträge), dating of 7 September 2001, especially claims on a bonus and on payment of VAT, are not sold and assigned, but stay in the ownership of the respective Seller.

Each Seller hereby agrees to sell, and the Purchaser hereby agrees to purchase, upon the terms and conditions of this Agreement, the Partners’ Loan Claims and Shareholders’ Loan Claims belonging to such individual Seller.

2.2                               Assignment of the KG-Interests, GmbH-Shares, Partners’ Loan Claims and Shareholders’ Loan Claims

2.2.1.                            Seller 1 hereby assigns (abtreten) to the Purchaser (i) the KG-Interest 1, (ii) the GmbH-Share 1, (iii) Partner Loan Claim 1 and (iv) Shareholder Loan Claim 1.

2.2.2.                            Seller 2 hereby assigns (abtreten) to the Purchaser (i) the KG-Interest 2, (ii) the GmbH-

Share 2, (iii) Partner Loan Claim 2 and (iv) Shareholder Loan Claim 2.

2.2.3.                            Seller 3 hereby assigns (abtreten) to the Purchaser (i) the KG-Interest 3, (ii) the GmbH-Share 3, (iii) Partner Loan Claim 3 and (iv) Shareholder Loan Claim 3.

2.2.4.                            Seller 4 hereby assigns (abtreten) to the Purchaser (i) the KG-Interest 4, (ii) the GmbH-Share 4, (iii) Partner Loan Claim 4 and (iv) Shareholder Loan Claim 4 (the assignments pursuant to Sections 2.2.1 through and including 2.2.4 the “Assignments”).

2.2.5.                            The Purchaser hereby accepts the Assignments from the Sellers.

2.2.6.                            The Assignments are subject to the condition precedent (aufschiebende Bedingung) of the payment of the Closing Payments to the Sellers pursuant to Section 3.1.2 and deposited to the Hold Back in full pursuant to Section 3.1.3. The Sellers shall confirm in writing vis-à-vis the Purchaser the receipt of the Purchase Price in full promptly after its receipt on Execution Date with a confirmation letter substantially in the form enclosed as Annex 2.2.6.

2.2.7.                            The assignment of the KG-Interests and the GmbH-Shares is in addition subject to the condition precedent (aufschiebende Bedingung) that the Purchaser is registered with the commercial register of the Company as limited partner by virtue of a special succession (Sonderrechtsnachfolge).  The Purchaser is solely entitled to waiver of the condition precedent of this Section 2.2.7 at any time by Notice or notification by fax or e-mail to the Sellers.

2.3                               Consent to the Sale and Purchase of the KG-Interests and the GmbH-Shares

The Company (internally by way of an unanimously passed partners’ resolution) has agreed to the sale, purchase and assignment of each of the KG-Interests and the Partners’ Loan Claims.  A copy of such agreement including a copy of the partners’ resolution are attached as Annex 2.3-1 for identification purposes.

DYNA GmbH (internally by way of an unanimously passed shareholders’ resolution) has agreed to the sale, purchase and assignment of each of the GmbH-Shares.  A copy of such agreement including a copy of the shareholders’ resolution are attached as Annex 2.3-2 for identification purposes.

Each of the Sellers hereby also waives any option or pre-emption right he or it may have with regard to the KG-Interests and/or the GmbH-Shares and/or the Partners’ Loan Claims and/or the Shareholders’ Loan Claims.  The Purchaser hereby accepts such waivers.

Sec. 3.

Purchase Price; Payment

3.1                               Purchase Price

3.1.1.                            The purchase price (the “Purchase Price”) for the KG-Interests, the GmbH-Shares, the Partners’ Loan Claims and the Shareholders’ Loan Claims shall be an amount equal to EUR 65,850,000 (Euro sixty-five million eight hundred fifty thousand) allocated among the Sellers as follows:

Seller 1	EUR 17,779,500
Seller 2	EUR 17,779,500
Seller 3	EUR 11,853,000
Seller 4	EUR 18,438,000

3.1.2.                            At Closing the Sellers shall receive from or on behalf of the Purchaser the payments as follows (the “Closing Payments”):

(i)                                     Purchaser shall deliver a total of 251,041 (two hundred fifty-one thousand and forty-one) shares of common stock, par value $.05 per share, of Dynamic Materials (“DMC Common Stock”) to the Sellers (the “Stock Consideration”) as set forth on Annex 3.1.2.  Part of the Stock Consideration will be delivered into escrow pursuant to Section 3.1.3.

(ii)                                  Purchaser shall pay to the Sellers an aggregate amount of cash equal to EUR 54,322,250 (Euro fifty-four million three hundred twenty-two thousand two hundred fifty) as set forth on Annex 3.1.2, which is EUR 56,852,250 (Euro fifty-six million eight hundred fifty-two thousand two hundred and fifty) less the amount of the Preliminary Business Tax Amount.

3.1.3.                            At Closing, 185,956 (one hundred eighty-five thousand nine hundred fifty-six) shares of DMC Common Stock, which is a portion of the Stock Consideration equal to EUR 6,665,000 (Euro six million six hundred sixty-five thousand) (“Hold Back”), shall be delivered to an escrow account in accordance with an escrow agreement to be entered into among Sellers, the Purchaser, and the escrow agent named therein, substantially in the form attached as Annex 3.1.3 (the “Escrow Agreement”).  As further described in, and pursuant to the terms of, the Escrow Agreement, the Hold Back amount shall be released by delivery to the Sellers, on the date that is eighteen

(18) months after the Closing Date; however, this only applies if and to the extent no claims under Sections  5 through 7 and Section 9 hereof have been asserted by the Purchaser until the due date. If and to the extent claims under Sections 5 through 7 hereof have been asserted by the Purchaser until the due date, the Hold Back shall be used to secure such claims and any amount still in the Hold Back shall only be released to the Sellers after full and final satisfaction or waiver of any such claims of the Purchaser. The Purchaser shall be required to make use of the Hold Back to satisfy its claims under this Agreement to the extent any of the Hold Back still exists and is sufficient therefor.

3.1.4.                            Pursuant to the terms of the Escrow Agreement, the parties are obliged to give joint instructions to the escrow agent under the Escrow Agreement to deliver the Hold Back, including any related cash in such escrow account to the Sellers:

(i)                                     eighteen (18) months after the Closing Date to the Sellers, if and to the extent no claims under any of Sections 5-7 and Section 9 have been asserted by the purchaser until the due date; or

(ii)                                  in case and to the extent that claims under any of Sections 5-7 and Section 9 have been asserted promptly after the parties have resolved such claims or after a court order, which is final and non appealable has rejected such claims.

3.1.5.                            If the escrow agent under the Escrow Agreement resigns or is discharged before the Hold Back is released, the parties are obliged to give joint instructions to the escrow agent to deliver upon its resignation or discharge the Hold Back including any related cash (i) to a new escrow agent, the parties have jointly agreed upon; or (ii) if the parties have not agreed upon a new escrow agent, to the parties to hold in joint ownership.

3.2                               Vesting of the Stock Consideration

The shares of DMC Common Stock received as Stock Consideration, including any shares of DMC Common Stock released to the Sellers from the Hold Back, may not be sold, assigned, transferred (by gift or otherwise), conveyed, pledged or otherwise disposed of (the “Transfer Restrictions”) prior to the fifth anniversary of the Closing Date.  The stock certificates evidencing the Stock Consideration will be marked with a legend to such effect.  Upon the receipt by Dynamic Materials of notice of a scheduled delisting of its common stock from the exchange on which it is listed, Dynamic Materials shall promptly notify the Sellers and the Transfer Restrictions shall terminate.

3.3                               Dynamic Materials Common Stock

Dynamic Materials guarantees that the DMC Common Stock delivered as the Stock Consideration is duly authorized, validly issued, fully paid and non-assessable.

Sec. 4.

Sellers’ Guaranties

The Sellers hereby, as partial debtors (Teilschuldner) according to the percentage set forth on Annex 5.1, guarantee to the Purchaser by way of an independent promise of guaranty pursuant to Sec. 311 Para. 1 of the German Civil Code (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) within the scope of, and subject to the requirements and limitations provided in Section 4 or otherwise in this Agreement, including the disclosure schedules (which will be arranged in Annexes, schedules and sections corresponding to the lettered and numbered sections contained in this Section 4) that the statements set forth in this Section 4 are true, correct and complete as of the Closing Date.  The Sellers and the Purchaser agree and explicitly confirm that the guaranties in this Section 4 are not granted, and shall not be qualified and construed as, quality guaranties concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Sec. 443, 444 of the German Civil Code, respectively, that Sec. 444 of the German Civil Code shall not and does not apply to the guaranties contained in this Section 4.

For the purpose of this Agreement the Sellers shall be deemed to have “Sellers’ Knowledge” of a particular fact or other matter if (i) there exists the actual knowledge (positive Kenntnis) of any of Seller 1, Seller 2, Seller 3 or Mr. Mertens of such particular fact or other matter as of the relevant date or (ii) any of Seller 1, Seller 2, Seller 3 or Mr. Mertens could have had knowledge of such fact or other matter after due inquiry in accordance with their duties as a prudent businessman pursuant to Sec. 43 Para. 1 German Limited Liability Companies Act.

4.1                               Authorization of Sellers

4.1.1.                            The execution, delivery and performance by each of the Sellers of this Agreement and the other documents contemplated hereby (the “Transaction Documents”) to which any Seller is or will become party and the consummation of each of the transactions contemplated hereby (the “Contemplated Transactions”):

(i)                                     are within Seller 4’s full corporate right, power and authority;

(ii)                                  do not violate the articles of association, bylaws or equivalent organizational documents of Seller 4 or any of the DYNA Group Companies; and

(iii)                               have been duly authorized by all necessary corporate action on the part of Seller 4 and the DYNA Group Companies.

4.1.2.                            The execution, delivery and performance by each of the Sellers of this Agreement and the other Transaction Documents by each of the Sellers to which any such Seller is or will become party require no approval by any creditor, court or other governmental authority, or any other person whose authority is binding on such Seller.

4.1.3.                            As of the date hereof, there is no Proceeding pending or, to the Sellers’ Knowledge, threatened against any Seller before any court, arbitrator or other governmental authority that in any manner challenges or seeks to prevent, alter or materially delay the transaction contemplated by this Agreement.

4.2                               Legal Organization of Seller 4

4.2.1.                            Seller 4 is a limited liability company duly established and validly existing under the laws of Germany and has its actual center of administration in Germany.  Seller 4 has all requisite limited liability company power and authority to perform all its obligations under the Transaction Documents to which it is a party or by which it is bound.

4.3                               Legal Organization of the DYNA Group Companies

4.3.1.                            Each of the DYNA Group Companies has been duly established and is validly existing under the applicable Legal Requirements of their respective jurisdictions.

4.3.2.                            Each of the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary is duly qualified or licensed to conduct their respective businesses as and in each jurisdiction where presently conducted.

4.3.3.                            Annex 4.3.3-1 contains for identification purposes copies of the articles of association (or equivalent documents) of each of the DYNA Group Companies, which are in force and effect and no resolution for the amendment of the articles of association of any of the DYNA Group Companies have been adopted, and no filing with the respective registers for the amendment of the articles of association of any of the DYNA Group Companies is pending. Annex 4.3.3-2 contains for identification purposes copies of the current excerpts of the competent commercial registers of each of the DYNA Group

Companies. These copies of the excerpts of the commercial registers reflect the current situation of each of the DYNA Group Companies completely and correctly with respect to the subject matter covered thereby.

4.3.4.                            None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries is a party to any agreement that would permit any third party (other than any entity of the DYNA Group) to control such DYNA Group Company or obligate it to transfer all of its profits or parts of it to any such third party.

4.4                               Solvency of the Sellers and the DYNA Group Companies

4.4.1.                            No bankruptcy or insolvency Proceedings are pending or have been applied for with respect to the Sellers or any of the DYNA Group Companies.  No circumstances exist that would require the application for any bankruptcy or insolvency Proceedings with respect to any Seller or any of the DYNA Group Companies, in particular none of the Sellers or any of the DYNA Group Companies is over-indebted (überschuldet) or insolvent (zahlungsunfähig) in the meaning of the respective insolvency codes of the relevant jurisdictions nor to Sellers’ Knowledge are there existing circumstances that would cause Sellers to believe they are impending (drohen).

4.4.2.                            None of the Sellers or any of the Company, the DYNA GmbH or, to the Sellers’ Knowledge, any of the Operating Subsidiaries has, or will have, as of Closing Date, ceased or suspended payments (Zahlungen eingestellt), and no debt settlement arrangement with respect to any of the Sellers or the Company, the DYNA GmbH or, to the Sellers’ Knowledge, any of the Operating Subsidiaries, or other compromise or arrangement between any of the Sellers or the Company, the DYNA GmbH or, to the Sellers’ Knowledge, any of the Operating Subsidiaries, on the one hand, and any of their respective creditors, on the other hand, has been proposed or approved or will have been proposed or approved as of Closing Date.

4.5                               Partners’ Loan Claims / Shareholders’ Loan Claims / Ownership in Shares / Interests; Shareholdings

4.5.1.                            Annex 4.5.1-1 sets forth the nominal value of each of the Partners’ Loan Claims and Shareholders’ Loan Claims with respect to, each of the Company and DYNA GmbH as of the date of this Agreement except for losses occurred since Calculation Date.  Annex 4.5.1-2 sets forth the nominal value of each intercompany loan between any of the DYNA Group Companies as of Calculation Date.

4.5.2.                            Seller 1 is the sole and unrestricted owner of the GmbH-Share 1, the KG-Interest 1, Partner Loan Claim 1 and Shareholder Loan Claim 1.

4.5.3.                            Seller 2 is the sole and unrestricted owner of the GmbH-Share 2, the KG-Interest 2, Partner Loan Claim 2 and Shareholder Loan Claim 2.

4.5.4.                            Seller 3 is the sole and unrestricted owner of the GmbH-Share 3, the KG-Interest 3, Partner Loan Claim 3 and Shareholder Loan Claim 3.

4.5.5.                            Seller 4 is the sole and unrestricted owner of the GmbH-Share 4, the KG-Interest 4, Partner Loan Claim 4 and Shareholder Loan Claim 4.

4.5.6.                            Each of the shares held by the DYNA Group Companies in the Subsidiaries is duly authorized, validly issued and fully paid in, either in cash or in kind, has not been repaid (whether openly or in any concealed manner that would be deemed to be a repayment under applicable Legal Requirements) and is not subject to any contribution obligation (Nachschusspflicht), except as set forth on Annex 4.5.6.

4.5.7.                            Each of the Companies Shares is free and clear of any Liens, restrictions on transfer or other rights of third parties, and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Companies Shares.  Sellers shall specifically indemnify Purchaser for any adverse consequences suffered by Purchaser as a result of any failure of the founders or shareholders of DYNAenergetics RUS or Perfoline to comply with the Family Code or antitrust notification provisions of the Civil Code of the Russian Federation.

4.5.8.                            The statements made in the Recitals concerning the DYNA Group Companies are true, correct and complete.

4.5.9.                            Other than their respective participation in the Subsidiaries, neither the Company nor DYNA GmbH holds - either directly, indirectly or in trust - any shares, partnership interests or other equity interests (including, without limitation, silent partnerships and sub-participations) in, or have entered into any agreement to hold any shares, partnership interests or other equity interests in or to establish, or have any rights to acquire the foregoing in (collectively, “Interests”), any other entity.  To the Sellers’ Knowledge, this applies respectively to the Subsidiaries.

4.5.10.                     There are no outstanding options, warrants, calls, subscriptions or other rights, agreements or commitments obligating any of the Company, DYNA GmbH and, to

Sellers’ Knowledge, each Operating Subsidiary to redeem, issue, transfer or sell any Interests in such DYNA Group Company.

4.5.11.                     Other than pursuant to this Agreement, no person has any pre-emptive rights, rights of first refusal, options, or other rights, whether conditioned or otherwise restricted in its exercisability, with respect to the Companies Shares.

4.5.12.                     No dividend or other distribution in respect of any of the Companies Shares or the Partners’ Loan Claims or the Shareholders’ Loan Claims has been declared that remains unpaid other than dividends owed to the Sellers, which amounts will continue to remain in the Company or DYNA GmbH after completion of the Contemplated Transaction.

4.5.13.                     Immediately following the consummation of the Contemplated Transactions, Purchaser will acquire the entire ownership of the Company and DYNA GmbH and will have good and marketable title to the KG-Interests and GmbH-Shares, free and clear of any Liens and possess all rights with respect thereto.

4.6                               Financial Statements and Liabilities

4.6.1.                            The annual audited financial statements of each of the Company and DYNA GmbH for the business years ending on 30 September 2006 and 30 September 2007 each consist of a balance sheet and a profit & loss account together with the notes (Anhang) and the reports (Lagebericht) and are attached for identification purposes as Annex 4.6.1 (the “Financial Statements”).  The Financial Statements (including the notes thereto) (i) have been prepared in accordance with German GAAP (Rechnungslegung nach dem Handelsgesetzbuch unter Berücksichtigung der Grundsätze ordnungsmäßiger Buchführung) and such accounting principles have been applied consistently and without change with respect to the preceding years (Bilanzkontinuität); (ii) are complete and correct in all material respects and (iii) present a true and fair view of the assets and the liabilities, the financial condition, changes in capital, cash flows and results of operations of the relevant company and the business of such company as of the respective dates of and for the periods referred to in such Financial Statements.  All reserves, provisions and accruals contained in the Financial Statements of the Company and DYNA GmbH have been made in accordance with German GAAP.

4.6.2.                            [intentionally omitted]

4.6.3.                            Neither of the Company nor DYNA GmbH has any liability (and there is no basis for any present or future Proceeding against it giving rise to any liability), other than (i) those liabilities accounted or accrued for in their full amount on the face of the Financial Statements or obligations incurred in the ordinary course of business for specific performance (vertragliche Erfüllungsansprüche) under ongoing contracts (schwebende Geschäfte) to the extent that such obligations are not to be shown in a balance sheet (nicht bilanzierungsfähig); and (ii) to the extent not required to be included on the liabilities side of the balance sheet in accordance with German GAAP, any contingent liabilities (Eventualverbindlichkeiten), including liabilities based on comfort letters (Patronatserklärungen) and other off-balance sheet undertakings of a similar nature, that have been included in the notes to the Financial Statements; provided, however, such liabilities do not relate to any breach of agreement or violation of any Legal Requirement.  Since the Calculation Date, the Company and DYNA GmbH have incurred liabilities only in the ordinary course of business.

4.6.4.                            According to the Sellers’ best knowledge, the internal controls and procedures of each of the Company and DYNA GmbH are sufficient to ensure that each of the Financial Statements are accurate in all material respects.

4.6.5.                            The books of account of the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary have been maintained in accordance with sound business practices, including the maintenance of adequate internal controls, are accurate and complete in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  The meeting minutes relating to shareholder meetings of the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary contain accurate and complete records of all meetings held of, and corporate action taken by, the respective shareholders of the Company, DYNA GmbH and each Operating Subsidiary.

4.6.6.                            Annex 4.6.6 identifies (i) any off-balance sheet arrangements with respect to each of the Company and DYNA GmbH, and (ii) any disputes between any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries and its respective auditors.

4.6.7.                            Annex 4.6.7 lists all of the indebtedness of each Operating Subsidiary as of the Calculation Date.

4.6.8.                            There is no negative impact on the combined balance sheet of the Company and DYNA GmbH as of the Calculation Date from the activities of the Subsidiaries for the period ending on the Calculation Date.

4.6.9.                            There is no, nor will there be any, event or circumstance of the Subsidiaries that would have a detrimental effect on the combined profit and loss statement of the Company and DYNA GmbH for the three (3) months ended 31 December 2007 or the combined balance sheet of the Company and DYNA GmbH as of 31 December 2007.

4.6.10.                     Neither the Company nor DYNA GmbH has guaranteed or is otherwise liable for any debt obligation of any of the Subsidiaries.

4.7                               Assets, Product Liability

4.7.1.                            Each of the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary have good, marketable and valid title (free and clear of any Lien) to, or, in case of leased or licensed property and assets, have valid rights as lessee or licenses in or similar rights to use, and undisturbed and unchallenged possession of all fixed and revolving assets (Anlage- und Umlaufvermögen) reflected in the Financial Statements, except for fixed assets disposed of since Calculation Date in the ordinary course of business (the “DYNA-Assets”), or except for assets that are subject to vendors’ retention of title rights (Eigentumsvorbehalt) as disclosed in Annex 4.7.1.  The Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary have good and valid title to all assets that are necessary for or desirable to carry out the Business.

4.7.2.                            All DYNA-Assets are in good operating condition and repair, according to their normal wear and tear, are adequate and appropriate for the respective uses to which they are being put.

4.7.3.                            Annex 4.7.3-1 contains a list of all real estate property owned by either of the Company and DYNA GmbH (the “Real Property”).  The Company and DYNA GmbH each has good and marketable title to its respective Real Property and such Real Property is not subject to any Lien that would affect or restrict the continued use of such Real Property by the Company or DYNA GmbH, as appropriate.  Any Lien or other encumbrance affecting the Real Property has been or is being complied with.  Except as set forth on Annex 4.7.3-2, to Sellers’ Knowledge, there exist no circumstances that with or without the passage of time or taking of other action would adversely restrict the continued possession, enjoyment or use of the Real Property for the provision of services in connection with the Business.  All statutes, orders or regulations affecting the Real

Property, its current use or the employment of persons or the use of any fixtures, machinery or chattels in it, have been observed and there are no outstanding requirements or recommendations of any competent authority regarding the Real Property and the Real Property complies with the current requirements of the insurers of the Real Property.  Each building and other structure on or comprising the Real Property is in good repair and condition.  None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries expect that (i) the expenditure for repair and maintenance in respect of the Real Property within three (3) years after the Closing Date, and (ii) no buildings or structures on or comprising the Real Property require substantial works of construction, refurbishment or alteration in an aggregate amount for (i) and (ii) exceeding EUR 100,000 (Euro one hundred thousand).  None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has received any adverse surveyors’, engineers’ or other professionals’ reports in respect of the Real Property.  None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has received a written threat of condemnation or similar Proceeding relating to the Real Property exceeding an amount of EUR 50,000 (Euro fifty thousand) in each single case or an amount of EUR 100,000 (Euro one hundred thousand) in aggregate.

4.7.4.                            Annex 4.7.4 contains a complete list of lease agreements concluded by the Company and DYNA GmbH regarding Real Property.  Each of the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary has valid and enforceable leases or sub-leases, as the case may be, with respect to the real property that is leased to each such DYNA Group Companies.  The real property leased by the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary is appropriate and sufficient for purposes of conducting the respective business of the respective DYNA Group Companies as currently being conducted.

Any leased building or any leased premises is in good repair and condition, and none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries expect that (i) the expenditure for repair and maintenance will be required in respect of the leased buildings or leased premises within three (3) years after the Closing Date and (ii) no buildings or leased premises require substantial works of construction, refurbishment or alteration exceeding an aggregate amount of EUR 150,000 (Euro one hundred fifty thousand) per year.  None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries have received any adverse surveyors’, engineers’ or other professionals’ reports in respect of the buildings or leased premises.

The business conducted by the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries on the leased real property is duly authorized by the applicable lease agreements.  No event or condition exists, or is alleged by any other party, to have occurred or exist, that constitutes a basis for a termination for cause (außerordentliches Kündigungsrecht) of any such agreements and no notice of termination with respect to any of the lease agreements listed in Annex 4.7.4 has been served on any of the DYNA Group Companies.

4.7.5.                            Except as disclosed in Annex 4.7.5, neither any of Sellers 1, 2 or 3 nor their relatives in the meaning of Sec. 15 German Tax Code (Abgabenordnung) own any asset (whether tangible or intangible) that constitutes a material basis for the Business (wesentliche Betriebsgrundlage).  The same applies for the Seller 4 and its affiliates pursuant to Sec. 15 et seq. of the German Stock Corporation Act (Aktiengesetz) as well as for Mr. Mertens and his relatives in the meaning of Sec. 15 German Tax Code (Abgabenordnung).

4.7.6.                            There are no products warranty claims (Gewährleistungsklagen) against any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Facilities pending and no such claim has been asserted in the past against any of the DYNA Group Companies.  To the Sellers’ Knowledge, none of the DYNA Group Companies will have any liability under the terms of any express or implied product warranties of the DYNA Group Companies, except to the extent expressly or in general reserved in the Financial Statements.

4.8                               Intellectual Property Rights

4.8.1.                            Annex 4.8.1 contains a list of all current brand names, trade names, patents, patent applications, trademarks, trademark applications, trade secrets, copyrights, service marks and other intellectual property rights (whether or not registered) including domain names and databases that are owned by or have been filed by the Company or DYNA GmbH (the “Intellectual Property Rights”). Intellectual Property Rights include, without being limited to, patents and patent applications, rights in inventions, all information and know-how that is of a confidential nature or not generally known in the public domain; utility models and design patents together with applications therefore, contracts for material software that is licensed or otherwise used by the

Company or DYNA GmbH, and all software that is owned by the Company or DYNA GmbH.  The Company and DYNA GmbH own solely and exclusively (free and clear of any Liens) and/or have the right to use all Intellectual Property Rights for the conduct of the Business.

4.8.2.                            Except as set forth in Annex 4.8.2,

(i)                                     each of the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary have validly maintained Intellectual Property Rights owned or used by any of the DYNA Group Companies and no Seller or any employee of any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any Operating Subsidiary has any rights to any Intellectual Property Rights used by any such DYNA Group Company or has a claim for compensation for such Intellectual Property Rights;

(ii)                                  each Intellectual Property Right owned by any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries immediately prior to the Closing will be owned by the respective DYNA Group Companies on identical terms and conditions immediately subsequent to the Closing;

(iii)                               with respect to each Intellectual Property Right that any third party owns and that any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries uses, or intends to use as the business is presently intended to be conducted, pursuant to license, sublicense, agreement or permission immediately prior to the Closing, (A) such Intellectual Property Right will be available for use by the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary on identical terms and conditions immediately subsequent to the Closing; (B) all such licenses, sublicenses, agreements and permissions (each as amended to date) of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries, is fully paid for to the extent required as of the Closing Date; (C) the license, sublicense, agreement or permission of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries covering the item is binding and enforceable; and (D) none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries nor any other party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default or permit termination or modification thereunder;

(iv)                              none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has granted any license (exclusive or non-exclusive) with respect to any Intellectual Property Right to any third party (other than any entity of the DYNA Group);

(v)                                 none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has ever agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property Right owned or used by any of the DYNA Group Companies;

(vi)                              to the Sellers’ Knowledge, no third party is infringing or making unauthorized use of any Intellectual Property Rights owned by any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries;

(vii)                           the consummation of the Contemplated Transactions will not result in the loss or impairment of the rights of any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries to own or use any of the Intellectual Property Rights, nor will such consummation require the consent of any third party in respect of any Intellectual Property Right; and

(viii)                        none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has interfered with, infringed upon, misappropriated, reverse engineered or otherwise come into conflict with any Intellectual Property Rights of third parties and has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, reverse engineering or violation.

4.8.3.                            None of the Intellectual Property Rights of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries is subject to any outstanding Order that restricts the use thereof by it and, to the Sellers’ Knowledge, no third party has asserted or claimed any challenges to, and no Proceeding is pending or is threatened that challenges the legality, validity, enforceability, use or ownership of any Intellectual Property Right owned or used by any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries and there is no basis for such assertion or claim.

4.8.4.                            To the Sellers’ Knowledge, each of the Company, DYNA GmbH and the Operating

Subsidiaries respectively own all Intellectual Property Rights or licenses thereof necessary or desirable for the operation of their respective current businesses as presently conducted and as presently proposed to be conducted (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of EUR 1,000 (Euro one thousand) in the aggregate).  This applies especially but is not limited to the right to use the software necessary to operate the relevant respective business.

4.9                               Compliance with Laws and Permits

4.9.1.                            Each of the Company, DYNA GmbH, Troisdorf GHG, Würgendorf GHG and, to Sellers’ Knowledge, the Operating Subsidiaries validly holds, or Troisdorf GHG or Würgendorf GHG holds on its behalf, all governmental permits, licenses, authorizations and consents that are required by any competent authority in order to conduct the businesses of such DYNA Group Company as presently conducted (the “Governmental Permits”).  All Governmental Permits held by the Company, DYNA GmbH, Troisdorf GHG and Würgendorf GHG are valid and in full force and effect.  Except as disclosed in Annex 4.9.1, no Governmental Permit for the operations of the Company, DYNA GmbH nor, to Sellers’ Knowledge, each Operating Subsidiary has been cancelled or revoked by any competent authority and none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any Operating Subsidiary has received any notice by any such authority that it intends to cancel or revoke any Governmental Permit.  To the Sellers’ Knowledge, no circumstances exist that could result in a revocation or limitation of the Governmental Permits, including, but not limited to, as a consequence of the implementation of this Agreement or other Contemplated Transactions, or that could lead to the imposition of conditions to the Governmental Permits.

4.9.2.                            Each of the Company, DYNA GmbH and, to Sellers’ Knowledge, the Subsidiaries conducts, and has at all times during the last five (5) years conducted, its business, in all material respects, in compliance with Legal Requirements applicable to it, the conduct of its business or the ownership or use of its assets or properties and all Governmental Permits in such jurisdictions where any of such DYNA Group Companies conducts its business, in each case as in effect, enforced and construed on the date hereof, except as disclosed in Annex 4.9.1.  None of the Company, DYNA GmbH or, to Sellers’ Knowledge any Operating Subsidiary nor Seller has received any notice of any violation of any such Legal Requirement or Governmental Permit or of any obligation to undertake any material remedial action under any such Legal Requirement or Governmental Permit and, to the Sellers’ Knowledge, there has been no assertion by any governmental authority of any such violation or obligation. In particular, but without limitation, none of the Company, DYNA GmbH or, to Sellers’ Knowledge, the Subsidiaries is or was an addressee of claims by any person for the violation of direct marketing law during the past five (5) years.

4.9.3.                            Each of the Company, DYNA GmbH and, to Sellers’ Knowledge, the Subsidiaries and, to Sellers’ Knowledge, each of their respective predecessors concerning the assets of the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary (i) has materially complied and are in material compliance with all Environmental, Health and Safety Laws and (ii) has and has had reasonable procedures in place to address compliance with all Environmental, Health and Safety Laws.  Neither any of the Company, DYNA GmbH or, to Sellers’ Knowledge, the Subsidiaries nor, to Sellers’ knowledge, each of their respective predecessors has received any written or oral notice, report, or other information regarding any actual or alleged violation of Environmental, Health and Safety Laws.

4.9.4.                            Except as disclosed in Annex 4.9.4, with regard to noise emissions, the continuous operation of the DYNA Group Companies’ business is ensured and no orders to stop the business operations of any of the Company, DYNA GmbH or, to Sellers’ Knowledge, the Subsidiaries have been issued or enforced in the past.

4.9.5.                            During the past five (5) years, to the Sellers’ Knowledge neither any of the Company, DYNA GmbH or, to Sellers’ Knowledge, the Subsidiaries, nor any affiliate, shareholder, partner, manager, director, officer, agent or employee of any DYNA Group Company, or any other person associated with or acting for or on behalf of any DYNA Group Company, has directly or indirectly (i) made any unlawful payment to any person; (ii) performed any unlawful favor or given any unlawful gift; (iii) used funds of any DYNA Group Company (A) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity; (B) to make any unlawful payment to any governmental official or employee; (C) to establish or maintain any unlawful or unrecorded fund or account of any nature; (D) to make any contribution, gift, bribe, rebate, disbursement, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, or (d) in violation of any applicable Legal Requirements; (iv) established or maintained any fund or asset that has not been recorded in the books and records of the Sellers, or any DYNA Group Company or their respective affiliates; or (v)  agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses (i) through (iv) above.

4.10                        Material Agreements

4.10.1.                     Annex 4.10.1 contains a list of all contracts to which the Company or DYNA GmbH is a party and that have not yet been completely fulfilled (the “Material Agreements”) that:

(i)                                     involve the ten (10) largest customers and the ten (10) largest suppliers of the Company and DYNA GmbH based on revenues in the business year ending on Calculation Date;

(ii)                                  relate to the acquisition or sale of interests in other companies, businesses or real estate;

(iii)                               comprise the services still to be rendered vis-à-vis the Company or DYNA GmbH by third parties under the mutual supply agreements regarding the business of the Company and DYNA GmbH on the Troisdorf and Würgendorf sites;

(iv)                              relate to the rental and lease of real estate that, individually, provide for annual payments of EUR 50,000 (Euro fifty thousand) or more and that cannot be terminated by the Company or DYNA GmbH on twelve (12) months or more notice without penalty;

(v)                                 involve non-compete covenants or other non-compete agreements that restrict either the Company or DYNA GmbH from operating its business as presently conducted;

(vi)                              concern material license agreements regarding rights to Information Technology or Intellectual Property Rights to which either of the Company and DYNA GmbH is party as licensor or licensee (except for license agreements concerning standard application software) and material cooperation agreements relating to software and other rights to Information Technology;

(vii)                           concern loan agreements, bonds, notes or any other instruments of debt involving any third party outside the DYNA Group Companies;

(viii)                        involve guarantees, indemnities or suretyships issued for any debt of any third party or a DYNA Group Company;

(ix)                                involve agreements with any of the Sellers, other than in connection with commercial transactions made in the ordinary course of the DYNA Group Companies’ respective businesses;

(x)                                   concern a joint venture, partnership, strategic alliance or joint development of products;

(xi)                                concern any loan or extension of credit to directors or executive officers;

(xii)                             relate to any continuing obligations (Dauerschuldverhältnisse) other than described above in this Section 4.10.1 that cannot be terminated within a notice period of three months or that provide for annual obligations of the Companies in excess of EUR 50,000 (Euro fifty thousand); or

(xiii)                          (A) involve a value in excess of EUR 50,000 (Euro fifty thousand) per annum or (B) that may otherwise be material (in the determination of a reasonably prudent operator in the Company’s Business) to either the Company or DYNA GmbH, and (C) those containing change of control provisions according to which such agreements could be terminated or materially affected as a result of a consummation of the transactions contemplated by this Agreement.

4.10.2.                     Unless otherwise disclosed in Annex 4.10.2, each Material Agreement is valid and enforceable in accordance with its terms, has been entered into in the ordinary course of business and, where concluded with the Sellers and their related parties at arms’ length terms, and the Company and DYNA GmbH have in all respects complied with all Material Agreements and have taken all reasonable steps in the ordinary course of business to be in a position to fulfill the obligations under such Material Agreements when they become due and neither the Company or DYNA GmbH nor, to the Sellers’ Knowledge, any other party thereto is in default under the terms of any such Material Agreement and no other event has occurred or condition exists that, with notice or lapse of time or both, would constitute a default by either the Company or DYNA GmbH or, to Sellers’ Knowledge, any other party to any such Material Agreement.

4.10.3.                     Except as disclosed in Annex 4.10.3, no third party is entitled to terminate or materially amend any terms of any Material Agreement as a result of the execution and consummation of this Agreement and the consummation of the Contemplated Transactions.

4.10.4.                     For the Company and DYNA GmbH, there are no agreements with distributors or sales representatives, other than those referred to in Annex 4.10.4.  The Sellers have provided to the Purchaser true, complete and correct copies of all such agreements, as amended to date.  There are no outstanding payments to distributors or sales representatives other than shown in the Financial Statements or occurred in the ordinary course of business since Calculation Date.

4.10.5.                     Annex 4.10.5 sets forth each Material Agreement that requires the consent of or notice to any third party in connection with the consummation of any of the Contemplated Transactions.

4.11                        Managing Directors and Employees

4.11.1.                     Annex 4.11.1 contains a true, correct and complete list outlining all managing directors of the DYNA Group Companies.

4.11.2.                     Annex 4.11.2-1 contains a true, correct and complete list of the names, jobs and material details of the terms of employment (including, without limitation, salary, benefits, seniority, age) of every individual employed or engaged (whether as a managing director, an employee or a consultant) by the Company and DYNA GmbH (the “Employees”) and there is no omission that makes that list misleading.  None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries makes or has agreed to make ex gratia payments to any Employee or former Employee or spouse, child or dependent of any of them.  There have been no issues relating to the treatment of freelancers by the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary and no freelancer employed or retained by the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries qualifies as a so-called “Scheinselbständiger”.  No commitments have been made outside the ordinary course of business by the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries to the Employees, the unions and / or the workers’ council to amend any works agreement or collective bargaining agreement, to increase or decrease benefits thereunder or to establish any new works agreements or collective bargaining agreements.  There are no imminent changes, with the exception of the regular increase of wages of four percent (4%) as per 1 October 2007 and of individual increases set forth in Annex 4.11.2-2, in any wages or other compensation of any of the Employees of the Company, DYNA GmbH or, to Sellers’ knowledge, the Operating Subsidiaries.  The Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary have, in relation to each of their respective Employees, complied with all statutes, regulations, codes of conduct, works agreement, collective bargaining agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to their relations with the Employees or any recognized trade union or works council.  Annex 4.11.2-3 contains for identification purposes copies of five agreements.  There are no other employee benefit plans, stock purchase plans and similar plans for the benefit of the Employees by which any of the Company and DYNA GmbH are bound or that have been introduced in draft form to the Employees.

4.11.3.                     None of the DYNA Group Companies is party to any agreements with unions (Gewerkschaften) and similar organizations (including, without limitation, works agreements and collective bargaining agreements) by which any of the Company and DYNA GmbH, as of the Closing Date, are bound.

4.11.4.                     None of the managing directors of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries and of the employees of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries whose annual base salary (excluding, for the avoidance of doubt, performance-related payments, bonuses and any benefits), exceeds EUR 60,000 (Euro sixty thousand) has given written notice of termination of his or her employment.

4.11.5.                     Except for any pension rights deriving from the pension plans disclosed in Annex 4.11.5 and direct pension insurances (Direktversicherungen) listed in Annex 4.11.5, no pension or post retirement scheme or any other similar commitments or arrangements have been made or promised by the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries to any of its current or former employees.  The rights of the Employees being entitled to participate in the Dynamit Nobel pension scheme (Pensionskasse Dynamit Nobel Versicherungsverein aGg) shall not be negatively affected by the consummation of the transaction under this Agreement. All obligations of the Company, DYNA GmbH or, to Sellers’ knowledge, any of the Operating Subsidiaries that are due and payable as per the Closing Date, whether arising by operation of law, by agreement or past custom, for payments and contributions with respect to direct or indirect pension and retirement benefits to Employees ending prior to or on the Closing Date have been paid, or have been accrued for in compliance with the applicable generally accepted accounting principles.  The reserves made in the balance sheets included in the Financial Statements for pension commitments (together with any pension liability insurance (Rückdeckungsversicherung) taken out by the Company and DYNA GmbH respectively) are in accordance with German GAAP (HGB).

4.11.6.                     None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries is experiencing (i) any strike, lockout or slowdown of its employees (and no such strike, lockout or slowdown is threatened) or (ii) any lawsuit or dispute with any union, workers’ council, other body employee representatives or Employee pending or threatened before any court, governmental authority or arbitrator (including any Proceedings pending before any conciliation committee (Einigungsstellenverfahren)).

4.11.7.                     There are no non-compete agreements with third parties entailing compensation of any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries based on the non-compete regulation.

4.11.8.                     To Sellers’ Knowledge, any permission required by law with regard to committed employees (überlassene Arbeitnehmer) of third-party companies exist.

4.11.9.                     Any employee inventions (Arbeitnehmererfindungen) of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries are listed in Annex 4.11.9.

4.11.10.              The employees of the Company or DYNA GmbH being in partial retirement (Altersteilzeit) are listed in Annex 4.11.10.  All requirements are fulfilled in order to receive public reimbursement by the competent employment offices in connection with partial retirement.

4.11.11.              All claims vis-à-vis the Company resulting from the balancing of interest (Interessenausgleich) concluded between Dynamit Nobel GmbH Explosivstoff- und Systemtechnik and the works councils of the branches in Troisdorf and Würgendorf on 27 September 2001 have been fully fulfilled and are finally settled.

4.11.12.              Annex 4.11.12 contains a list of all shop agreements that originally were concluded with Dynamit Nobel GmbH Explosivstoff- und Systemtechnik and that are still in force within the Company or DYNA GmbH due to the transfer of employees from Dynamit

Nobel GmbH Explosivstoff- und Systemtechnik to the Company; this list comprises the employees of the Company and DYNA GmbH to which any shop agreement is applicable.

4.11.13.              There are no shop agreements (Betriebsvereinbarungen) concluded between the  works councils (Betriebsräten) (including the general works council - Gesamtbetriebsrat) and either of the Company or DYNA GmbH except as disclosed in Annex 4.11.13.

4.11.14.              Neither the Company nor DYNA GmbH is party to any kind of employers’ associations.  Except as disclosed in Annex 4.11.14, neither the Company nor DYNA GmbH is bound by any collective agreements (Tarifverträge).

4.11.15.              No employee of the Company or DYNA GmbH has a contractual right to any (i) extra income or bonus payment from the Company or DYNA GmbH as a result of the execution of this Agreement or the consummation of the Contemplated Transactions or (ii) enhanced redundancy or severance payment from the Company or DYNA GmbH arising solely from the execution of this Agreement or consummation of the Contemplated Transactions.

4.11.16.              No non-compete covenants have been agreed upon with any employees of the Company or DYNA GmbH that requires the Company or DYNA GmbH to pay compensation after the termination of such employees.

4.12                        Insurance

Annex 4.12-1 contains a list of all insurance policies relating to the assets, Business or operations of the Company and DYNA GmbH.  Such insurance coverage, in the determination of a reasonably prudent operator in the Company’s Business, is adequate and customary for business operations such as the Business.  All premiums due under the relevant insurance policies have been paid when due, and neither the Company nor DYNA GmbH is in breach of any other provision of the insurance contracts.  All such policies are binding and enforceable except as disclosed in Annex 4.12-2.  There are no material claims by the Company or DYNA GmbH pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer except for the claims against GVG Grzybowski Versicherungs-Vermittlungs-GmbH concerning the insurance Gerling Allgemeine Versicherungs-AG that is described in Annex 4.12-3.

4.13                        Litigation

Except as disclosed in Annex 4.13, none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries is involved in any Proceedings whether pending (rechtshängig) or threatened in writing before any court of justice, arbitration panel, administrative authority or other governmental body and, to the Seller’s Knowledge, there are no circumstances that could lead to any such Proceedings.

4.14                        Compliance and Change of Control

4.14.1.                     The Sellers guarantee that neither the execution and delivery of the Transaction Documents nor the consummation of the Contemplated Transactions will, directly or indirectly:

(i)                                     contravene any provision of law applicable to any of the Sellers or the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries or by which any of their respective assets or properties may be bound;

(ii)                                  contravene any provision of the articles, bylaws or equivalent organizational documents of any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries;

(iii)                               provided that there will be no change in the management (Geschäftsleitung) of the Company and of DYNA GmbH, contravene any of the terms of, or give any governmental body the right to revoke or modify, any governmental authorization that is held by, or on behalf of, any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries and/or any Seller or by which any of their respective assets or properties may be bound;

(iv)                              change or create any liability of any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries or give any person any rights or remedies against any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries or give to any person any rights of termination or modification of any agreement or permit to which any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries is a party or by which any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries or their respective assets or properties is bound or affected, including, but not limited to, agreements with shareholders and employees, in each case, with or without the passage of time or giving of notice or both;

(v)                                 alter, diminish or (directly or indirectly) result in the loss of any asset of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries, or create any rights or assets in any other person that may be adverse to the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries; or

(vi)                              result in the imposition of any Lien on any of the Company Shares or the assets or properties of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries.

4.14.2.                     The Sellers are not, nor will be, required to obtain any consent from any third party in order to validly execute and deliver the Transaction Document or to perform any of their obligations thereunder.

4.14.3.                     The change of the shareholding in the Company to the Purchaser does not have any negative impact on the legal position of the Company within Troisdorf GHG.

4.14.4.                     The change of the shareholding in the Company to the Purchaser does not have any negative impact on the legal position of the Company within Würgendorf GHG.

4.15                        Information Technology

All computer hardware, software, firmware, networks and other information technology and any aspect or asset of a business that relies on any of the foregoing, whether embedded or otherwise (the “Information Technology”) used by or required to carry on the Business of the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary in the manner carried on prior to and/or as at the Closing Date (including the fulfillment of existing contracts and commitments) is either owned or validly leased or licensed to the Company, DYNA GmbH and the Operating Subsidiaries for a period of at least twelve (12) months after the Closing Date.  The Information Technology owned or used by the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary and/or that relates to the Business has the capacity and performance necessary to fulfill the present requirements of the respective company.

4.16                        [intentionally omitted]

4.17                        Events since Calculation Date

Since the Calculation Date, except for any Contemplated Transactions:

(i)                                     the business of the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary has been carried out in the ordinary and usual course consistent with past practice;

(ii)                                  there has not occurred any Material Adverse Change, or any development that is reasonably likely to cause a Material Adverse Change to, the DYNA Group Companies taken as a whole.  A “Material Adverse Change” to a person means a material adverse change in or any result, effect, event, occurrence, fact, change, contingency or circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other results, effects, events, occurrences, facts, changes or circumstances has had or could reasonably be expected to result in a material adverse effect on the Business, key members of management, assets, condition (financial or otherwise), liabilities or results of operations (including earnings or cash flow) of any such person, taken as a whole, as determined from the perspective of a reasonable person in Purchaser’s position including the taking of any action contemplated by any Transaction Documents;

(iii)                               none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has terminated any business relationship that is material to the business of the Company, DYNA GmbH or the Operating Subsidiaries;

(iv)                              none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries (A) has, outside of its usual course of business, entered into any agreement except as disclosed in Annex 4.17(iv), (B) incurred any capital expenditure or guarantee in excess of EUR 75,000 (Euro seventy-five thousand); (C) disposed of or encumbered any of its tangible or intangible long-term assets (Anlagevermögen) or shares in excess of EUR 75,000 (Euro seventy-five thousand) or (D) contributed in kind or in cash into another DYNA Group Companies, a joint venture or another third-party company, with an individual value in excess of EUR 75,000 (Euro seventy-five thousand);

(v)                                 none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries (A) have declared any dividend or other distribution in respect of the Companies Shares or the Partners’ Loan Claims or the Shareholders’ Loan Claims or made any other distribution to a person that is not part of the DYNA Group or (B) have entered into agreements according to which any of the DYNA Group Companies is obliged to make such distributions;

(vi)                              issued any share capital or similar interest to an entity that is not part of the DYNA Group;

(vii)                           none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has become a party to any merger, divestiture of a business (in whole or in part) or a company, spin-off agreement or a similar transaction;

(viii)                        none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has caused or experienced any damage to or destruction of, or written-off or written-down any of, its material tangible or intangible assets with the exception of rectifications of entries concerning the Financial Statements as of the Calculation Date, which rectifications were performed in the ordinary course of business in a manner consistent with past practice with the exception of rebookings (Umbuchungen) in connection with the preparation of the annual Financial Statements insofar as these rebookings are in accordance with the rules for proper bookkeeping pursuant to German GAAP (HGB);

(ix)                                other than in the ordinary course of business none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has incurred, assumed or guaranteed any material indebtedness;

(x)                                   none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has made any advance or extended any loan to any third party except for any trade receivables (Forderungen aus Lieferungen und Leistungen) made available to the Purchaser prior to the Closing Date and other than payment grace periods (Zahlunsgziele) in the ordinary course of business;

(xi)                                except as disclosed in Annex 4.17(xi), none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has made any payments,

incurred any costs or has any obligations to make payments related to any of the Contemplated Transactions;

(xii)                             none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has changed any of the accounting principles or practices used by it in the past;

(xiii)                          no modifications have been made to the articles of association, partnership agreements, by-laws or other constituent documents of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries;

(xiv)                         except as otherwise disclosed in Annex 4.11.2-1 or Annex 4.11.2-2, no employees have been hired, no material increases (i.e., increases by more than four percent (4%)) in employee remuneration or benefit plans (unless required by law, prior agreement, collective-bargaining agreement or enterprise agreement) have been made by the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries and none of the employment or service agreements for employees, officers or directors of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has been otherwise amended or extended;

(xv)                            no party (including any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries) has (including given notice of any of the following) accelerated, terminated, modified or cancelled any Material Agreement; or contract (or series of related contracts) involving more than EUR 40,000 (Euro forty thousand) to which the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries is a party or by which any DYNA Group Company is bound;

(xvi)                         none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has discharged a material liability or Lien outside the ordinary course of business;

(xvii)                      neither the Company nor DYNA GmbH has made any investment in or loans to any affiliate of such company, including its joint ventures; and

(xviii)                   none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has undertaken to do any of the matters listed in Section 4.17(i) through (xvii) above.

4.18                        No Broker

None of the Sellers, the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has any liability to any broker, finder, or agent with respect to the Contemplated Transactions for which Purchaser shall have any liability.

4.19                        Accounts Receivable

The accounts receivable of the Company and DYNA GmbH as reflected in the Financial Statements (i) are reflected properly on its books and records, (ii) are genuine, good and collectible within ninety (90) days after their respective due date in accordance with their terms at their recorded amounts, (iii) arose in the ordinary course of business from bona fide transactions and (iv) to Sellers’ Knowledge, are not subject to any setoff, counterclaim, deduction or defense other than as reflected in the applicable reserves as reflected in the Financial Statements.  The allowance for doubtful accounts is materially true and correct and accurate.  The allowance for doubtful accounts is not materially true and correct and accurate if the actual shortfall exceeds the allowances by more than EUR 75,000 (Euro seventy-five thousand).  A currency devaluation shall not be deemed as shortfall of the accounts.  Annex 4.19 provides a breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company and DYNA GmbH as of the Calculation Date and identifies all unreturned security deposits and other deposits made by, or held by any person for the benefit of, the Company or DYNA GmbH.  For each of the Company and DYNA GmbH, the reserves established for doubtful accounts, any valid counterclaims, set-offs, deductions, or allowances as reflected in the Financial Statements is in accordance with the past practice of the Company and DYNA GmbH in the ordinary course of business.

4.20                        Tax Representations

Effective as of the date hereof, the Sellers make the following representations (in the form of an independent guarantee (selbständiges Garantieversprechen) to the Purchaser):

4.20.1.                     All Tax Returns and all notices and information required to be filed or given by or on behalf of any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries in respect of any Taxes have been properly prepared, executed and duly filed or given within applicable time limits pursuant to applicable Legal Requirements. Such Tax Returns, notices and information are true and accurate in all material respects and are not the subject of any question or dispute nor are likely to become the subject of any dispute.

4.20.2.                     All Pre-Calculation Date Taxes owed by the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries have been timely paid or, if not due and payable, sufficient reserves (Rückstellungen) have been adequately provided for in the Financial Statements.  All Pre-Closing Date Taxes owed by the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries have been timely paid if due and payable on or before the Closing Date.  For the avoidance of doubt, this also includes any real estate transfer Taxes relating to restructurings and similar measures effected prior to the Closing Date.  Section 13.1 applies.

4.20.3.                     Each of the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary are not and have not, at any time, been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation treaty) except for the jurisdiction of their place of incorporation or registered seat (Hauptsitz).  None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries is subject to Tax in any jurisdiction other than its place of incorporation or registered seat (Hauptsitz) by virtue of having a permanent establishment or a place of business outside the jurisdiction of its place of incorporation or registered seat.

4.20.4.                     Since their incorporations (Gründungen) none of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has been involved in an extraordinary audit or investigation, or a dispute in relation to Taxes and have not paid or become liable to pay any penalty, surcharge, fine or interest in respect of Taxes. No such extraordinary audit, investigation or dispute is imminent, threatened or likely to be threatened against any of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries except for ordinary tax assessments (Betriebsprüfungen).

4.20.5.                     None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no binding rulings or written and binding agreements with any Tax authorities that will remain or become effective after the Closing Date.

4.20.6.                     None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating

 Subsidiaries has benefited from any fiscal advantage or favorable Tax regime in exchange for undertakings, covenants or obligations by which it is still directly or indirectly bound or shall incur any additional Tax burden after the Closing Date as a result of having obtained a benefit from any fiscal advantage or favorable Tax regime. None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has received any subsidies or grants of any kind that may be, or may become, repayable following the Closing Date.

4.20.7.                     None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries is a party to any Tax allocation or Tax sharing agreement.

4.20.8.                     None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has recorded shares or any other fixed assets below their adjusted book values. None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries holds tainted shares that cannot be sold under a beneficial tax regime generally applicable to the sale of shares (including, without limitation, Sec. 8b(2) of the German Corporate Income Tax Act).

4.20.9.                     All Tax relevant transactions and events have been duly documented in the books and records of the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary and all bookkeeping and relevant business records have been properly prepared and retained and are available for all Tax periods, in each case as required by applicable Legal Requirements.

4.20.10.              None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has made any hidden distribution or withdrawal of profits (verdeckte Gewinnausschüttung).

4.20.11.              None of the Company, DYNA GmbH or, to Sellers’ Knowledge, any of the Operating Subsidiaries has experienced any excessive withdrawals (Überentnahmen) in the meaning of Sec. 4, Para. 4a German Income Tax Code.

4.20.12.              Neither the claims for Tax refunds nor the value of any deferred Tax assets have been overstated in the Financial Statements.

4.20.13.              The Company, DYNA GmbH and, to Seller’s Knowledge, each Operating Subsidiary has complied in all respects with applicable Tax or social security Legal Requirements.  All Taxes and social security contributions that the Company, DYNA GmbH or, to

Sellers’ Knowledge, any of the Operating Subsidiaries is required by applicable Legal Requirements to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered in the books of such DYNA Group Company.

4.21                        Inventory

The inventory of the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged or defective, subject only to the reserve for inventory writedown set forth on the face of the Financial Statement as adjusted for the passage of time through the date hereof in accordance with the past custom and practice of the Company, DYNA GmbH and, to Sellers’ Knowledge, each Operating Subsidiary.

4.22                        Investment Representations

4.22.1.                     Each Seller understands that (i) the issuance of DMC Common Stock to Sellers has not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and (ii) all of the DMC Common Stock issued to such Seller are “restricted securities” within the meaning of the Securities Act and may only be resold by such Seller if such DMC Common Stock are registered under the Securities Laws (as will occur pursuant to Section 10.2) or an exemption from such registration is available.

4.22.2.                     Each Seller has had full opportunity to review the Purchaser’s filings with the SEC and to ask questions and receive answers from representatives of the Purchaser regarding the business, properties, prospects and financial condition of the Purchaser, each as is necessary to evaluate the merits and risks of investing in the DMC Common Stock.

Sec. 5.

Remedies for Breach of Seller’s Guaranties

5.1                               General/Recoverable Damages

Subject to Section 5.2, in the event of any breach or non fulfillment by the Sellers’ guarantees or covenants contained in this Agreement, the Sellers shall be liable as partial debtors (Teilschuldner) for putting the Purchaser, or at the election of the Purchaser, the DYNA Group

Companies, into the same position that they would have been in if the Sellers’ Guaranties or covenants contained in this Agreement had been correct or had not been breached (Naturalrestitution).  The percentage according to which the Sellers are liable vis-à-vis the Purchaser as partial debtors is set forth on Annex 5.1.  If the Sellers are unable to achieve this position within sixty (60) days after having been notified by the Purchaser of the breach, the Purchaser is entitled to claim for monetary damages at the sole election of the Purchaser (i) by payment of the amount necessary to fully compensate the damage suffered by the Purchaser or (ii) to fully compensate the Loss suffered by the DYNA Group Companies arising directly or indirectly from the breach or non-fulfillment by the Sellers of any of the Sellers’ guarantees or covenants. Sec. 249, et seq., German Civil Code shall apply.  Sec. 442 Para. 1 Sentence 2 German Civil Code shall not apply.

5.2                               Overall Scope of Seller’s Liability pursuant to this Agreement

5.2.1.                            The Sellers’ aggregate liability under this Agreement including, but not limited to, any and all claims for breach of any of the guaranties pursuant to Section 4, Section 6, Section 7 and Section  9 shall be limited to EUR 13,330,000 (Euro thirteen million three hundred thirty thousand).  However, the liability of each Seller shall be limited to the portion equal to the ratio of their respective liability outlined in Annex 5.1.

5.2.2.                            Sellers shall be liable for any breaches of guaranties only to the extent that such damages are not satisfied from insurance proceeds.

5.2.3.                            If a claim is brought for a breach of the guarantees of Section 6.1, to the extent it applies to the Company’s property at Königszug, Sellers may purchase the property at Königszug for the purchase price paid by the Company and assume any related liabilities in lieu of paying the Purchaser any damages with respect to the liability for breach of guarantee.  The Company shall be entitled to continue use of the property until 31 December 2017 for no charge provided such use is in a manner consistent with the use prior to the sale to Sellers.  However, it is agreed that any operational costs (Betriebskosten) for the property at Königszug (i.e., in particular but not limited to any real property tax (Grundsteuer), electricity, water and heating) shall be borne by the Company.  In the event capital expenditures are required after the Sellers acquire the property at Königszug according to the provisions above the parties shall enter into good faith negotiations in order to agree as to which costs the Purchaser shall assume.

5.3                               De Minimis Amount; Threshold

The Purchaser shall only be entitled to any claims under Section 4 to the extent each individual claim exceeds an amount of EUR 20,000 (Euro twenty thousand) (the “De Minimis Amount” and being acknowledged that a group of related occurrences of claims having the same course or similar course of action will be considered as one single claim for the purpose of the De Minimis Amount) and the aggregate amount of all such individual claims exceeds EUR 100,000 (Euro one hundred thousand) (the “Threshold”). In case the De Minimis Amount and the Threshold are exceeded, the Sellers’ liability shall be for the entire and not limited to the excess amount.

5.4                               Procedure in Case of Third Party Claims

5.4.1.                            Furthermore, in the event that in connection with a breach of a guaranty under Section 4, Section 6, Section 7 or Section 9, any claim or demand of a third party is asserted against the Purchaser or any of the DYNA Group Companies, the Purchaser shall (i) make available to the Sellers a copy of the third-party claim or demand and of all time-sensitive documents and (ii) give the Sellers the opportunity to defend the Purchaser or any of the DYNA Group Companies against such claim. The Sellers shall have the right to defend the claim by all appropriate Proceedings and shall have the sole power to direct and control such defense. In particular, without limitation, the Sellers may (i) participate in and direct all negotiations and correspondence with the third party; (ii) appoint and instruct counsel acting, if necessary, in the name of the Purchaser or any of the DYNA Group Companies (for the avoidance of doubts the cost for the counsel shall be borne by the Sellers) and (iii) require that the claim be litigated or settled in accordance with the Sellers’ instructions. The Sellers shall conduct such Proceedings in good faith with due regard to the concerns of the Purchaser. The Sellers shall always inform the Purchaser, upon its request (x) of the current status of the defense of the third-party claims, (y) the major developments regarding the defense of third-party claims and (z) the next steps that will be taken by the Sellers to defend the third-party claims before such steps will be taken.

5.4.2.                            In no event shall the Purchaser or any of the DYNA Group Companies be entitled to acknowledge or settle a claim or permit any such acknowledgement or settlement without the Sellers’ prior consent to the extent that such claims may result in a liability of the Sellers under this Agreement. The Purchaser or any of the DYNA Group Companies shall reasonably cooperate with the Sellers in the defense of any third-party claim, provide the Sellers and their representatives (including, for the avoidance of doubt, its advisors) access to all relevant business records and documents and permit the

Sellers and its representatives to consult with the directors, employees and representatives of the Purchaser or any of the DYNA Group Companies. All costs and expenses (including advisors’ fees) incurred by the Sellers in defending such claim shall be borne by the Sellers.

5.5                               Mitigation

Sec. 254 of the German Civil Code shall remain unaffected, i.e., the Purchaser is in particular obliged to prevent the occurrence of any damages and to limit the scope of any damages incurred.  If any of the DYNA Group Companies has a monetary advantage (geldwerten Vorteil) in connection with a breach of a Guarantee this shall mitigate the remedies of the Purchaser under this Agreement or, if this mitigation is impossible, the respective assets (reflecting the monetary advantage) shall be provided to the Sellers.

5.6                               Limitation Periods and Notice of Claim

All of the guaranties of the Sellers in this Agreement shall survive the Closing hereunder (even if the Purchaser knew or had reason to know of any misrepresentation or breach of guaranties at the time of Closing).

All claims for any breach of guaranties of the Sellers pursuant to Section 4 above shall become time-barred (verjähren) on the date that is eighteen (18) months after the Closing Date, except for claims based on a breach of the guaranties given under (i) Sections 4.1 through 4.3 and Sections 4.5.1 through 4.5.11, which shall become time-barred three (3) years after the Closing Date and (ii) Section 4.9.3 and Section 6, which shall become time-barred thirty (30) months after the Closing Date.  Claims with respect to Taxes (Sec. 5.9) shall become time-barred in accordance with Section 5.10.  Sec. 203 of the German Civil Code shall not apply.

5.7                               Disclosure Schedules

Disclosure of an item set forth on one Annex in the disclosure schedules shall be deemed to suffice as disclosure in each other Annex in disclosure schedules provided that such item is either expressly cross-referenced in the other Annexes or the application of such item to the other Annexes is accurate and abundantly clear from its context in the first Annex.

5.8                               Information Duty

The Sellers are obliged to inform the Purchaser in writing immediately after they became aware of any facts that could lead to a breach of the Sellers’ guarantees.

5.9                               Tax Indemnity

The Sellers shall, as partial debtors (Teilschuldner) as further specified under Section 5.1, indemnify and hold harmless the Purchaser and, as the case may be, at the Purchaser’s request the DYNA Group Companies, from (i) any Losses arising from or in connection with a breach of a representation contained in Section 4.20, (ii) any Pre-Calculation Date Taxes imposed on any of the DYNA Group Companies and any Losses related to such Pre-Calculation Date Taxes (in particular, any costs incurred in connection with the defense of any Tax related claims prior to the Calculation Date) unless covered by a specific Tax provision that was made for the Pre-Calculation Date Tax in the Financial Statements, and (iii) all Taxes related to the Pre-Closing Date Period connected to a non-timely payment of due and payable Taxes.

The limitations pursuant to Section 5.2 and Section 5.3 shall apply.  A damage, that Purchaser claims because of Pre-Calculation-Date Taxes, which results from a change of the tax valuation shall be decreased by the positive effects of such a change of tax valuation after the Calculation Date.

5.10                        Limitation of Tax Indemnity

Any claims of the Purchaser under Section 5.9 shall be time-barred upon expiration of a limitation period of six (6) months after all indemnifiable Taxes are finally binding and non-appealable (formell und materiell bestandskräftig).

5.11                        Satisfaction of Claims

Any payment to be made under this Section 5 or under Sections 6 or 7 by the Sellers shall become payable in cash in ten (10) Business Days after the Sellers have received from the Purchaser a notification in writing stating the amount to be paid under the remedies under this Section 5 or indemnifications, however any payments with respect to the Tax guarantees and/or Tax indemnities shall become due and payable not prior to the date at which the Taxes become due and payable.  The parties agree that the claims of the Purchaser under this Section 5 or under Sections 6 or 7 (equal to the damage of the Purchaser or the DYNA Group Companies as elected by the Purchaser in accordance with Section 5.1) shall be satisfied (i) first by transfer of shares or of cash, if available, out of the Hold Back from the Sellers to the Purchaser and (ii) next, in the event the claims of the Purchaser under this Section 5 exceed the value of the Hold Back by payment by the Sellers to the Purchaser of the Stock Consideration not in the Hold Back or cash.

5.12                        Adjustment to Purchase Price

Any payment by the Sellers to the Purchaser under Sections 5 through 7 and 9 shall be regarded as a reduction of the Purchase Price.

5.13                        Exclusion of Further Remedies

The rights of the Purchaser in case of any breach or non fulfillment by the Sellers’ Guarantees shall be restricted to claims according to this Section 5. Further claims based on German statutory warranty provisions, including without limitations to, reduction of the purchase price (Minderung) or cancellation of the agreement (Rücktritt vom Vertrag), frustration of the contract (Störung der Geschäftsgrundlage according to Sec. 313 German Civil Code), are hereby excluded.

Sec. 6.

ENVIRONMENTAL MATTERS

6.1                               Environmental Guarantees

The Sellers hereby, as partial debtors (Teilschuldner) in accordance with the percentages set forth on Annex 5.1, guarantee to the Purchaser by way of an independent promise of guaranty pursuant to Sec. 311 Para. 1 of the German Civil Code (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that there are no Environmental, Health and Safety Liabilities or Existing Environmental Conditions that (i) were caused by the operation of the business of the Company, DYNA GmbH or, to Sellers’ Knowledge, any Operating Subsidiary, or (ii) that occurred on or related to the Real Property during the period such Real Property was owned or leased by the Company, DYNA GmbH or any Operating Subsidiary.  The limitations of liability pursuant to Sections 5.2 through 5.5 and Section 5.11 shall apply accordingly.

6.2                               Environmental Claims Insurance

The Sellers have obtained from an insurance company reasonably acceptable to Purchaser an insurance policy to indemnify Purchaser from any Environmental, Health and Safety Liabilities relating to any Existing Environmental Conditions.  The policy shall cover damages up to EUR 25,000,000 (Euro twenty-five million) and the premium shall be fully paid for the period ending 30 September 2008.  A copy of such insurance policy is attached as Annex 6.2. for identification purposes.

Sec. 7.

TAXES

7.1                               Cooperation on Tax Matters

The Purchaser and the Sellers shall reasonably cooperate, and shall cause their representatives to reasonably cooperate, with each other in connection with all Tax matters relating to any Pre-Closing Date Period, including the preparation and filing of any Tax return or the conducting of any audit, investigation, dispute or appeal or any other communication with any Tax authority.  Section 5.4 shall apply accordingly.

7.2                               Registration Period Tax Returns

7.2.1.                            As to all Tax Returns of Company and its participations as set out under Recital 5.2 due on or before the date of the registration of the special succession by the Purchaser regarding the KG-Interests with the commercial register as outlined under Section 2.2.7, the Sellers shall cause the Company to prepare and timely file such Tax Returns and pay any Taxes shown as due thereon.

7.2.2.                            As to Tax Returns of the DYNA Group Companies due after the Closing Date for tax periods ending on or before the Closing Date, the Purchaser shall cause the DYNA Group Companies to prepare and timely file such Tax Returns in accordance with past practice; provided, however, (i) the Purchaser shall deliver any such Tax Return to the Sellers at least thirty (30) days before it is due; (ii) the Sellers shall have the right to examine and comment on any such Tax Return prior to the filing thereof; (iii) the Sellers shall provide any notice of objection (a “Notice of Objection”) no later than fifteen (15) days before the Tax Return is due; (iv) prior to the filing thereof, the Sellers shall reimburse the Purchaser the amount shown to be due on the final version of any such Tax Return that is in excess of any amounts previously paid by the Sellers in respect of such liability for Taxes by way of estimated Tax payments or otherwise; and (v) past practice does not violate the respective Legal Requirement.

Sec. 8.

FURTHER ACTIONS AND OBLIGATIONS

8.1                               Actions at Closing

8.1.1.                            Seller 1 has accepted the appointment as a member of the board of directors of Dynamic Materials, effective as of the Closing Date.

8.1.2.                            Each of Seller 1, 2 and 3 have entered into service agreements with DYNA GmbH or an affiliate of Purchaser. Copies of such service agreements are enclosed as Annex 8.1.2.

8.1.3.                            [Intentionally Omitted.]

8.1.4.                            The Parties agree that Seller 4 shall pay to Purchaser the amount equal to any and all business taxes (Gewerbesteuer) that become due and payable for the Company in connection with the sale and assignment of KG-Interest 4 to the Purchaser by the Seller 4.  The Parties agreed on a preliminary business tax amount of EUR 2,530,000 (Euro two million five hundred thirty thousand) (the “Preliminary Business Tax Amount”) that is to be deducted from the Purchase Price to be paid by Purchaser to Seller 4 pursuant to Section 3.1.1.  The final business tax amount will be the business tax liability that shall be borne by the Company in accordance with the Contemplated Transaction finally assessed by a finally binding and non-appealable (formell und materiell bestandkräftig) tax bill or court decision (the “Final Business Tax Amount”). Immediately after the assessment of the Final Business Tax Amount, Seller 4 shall promptly pay to the Purchaser the amount, if any, by which the Final Business Tax Amount exceeds the Preliminary Business Tax Amount, and the Purchaser shall promptly pay to Seller 4 the amount, if any, by which the final Business Tax Amount is less than the Preliminary Business Tax Amount.  Seller 4 shall have the rights provided in Section 5.4 with respect to determination of the Final Business Tax Amount.

8.1.5.                            The Sellers and Purchaser herewith agree that the Sellers indemnify and hold harmless (freistellen) the DYNA Group Companies from any and all obligations vis-à-vis all advisors (in particular but not limited to financial, tax and legal advisors) for their services rendered in connection with the Contemplated Transaction, if any.

8.1.6.                            The Sellers shall take all actions in connection with consummation of the Contemplated Transactions, and deliver all certificates, opinions, instruments, and other documents required to effect the Contemplated Transactions in form and substance satisfactory to Purchaser if legally possible.

Sec. 9.

INDEMNIFICATION FOR SOLE OPERATING AND RETRANSFER OBLIGATION

9.1                               Indemnification for Sole Operating

The Sellers shall, as partial debtors (Teilschuldner) as further specified under Section 5.1,

indemnify and hold harmless the Purchaser and upon request of the Purchaser any DYNA Group Company from any Exercise Event claim as well as any costs and expenses incurred in connection with an Exercise Event.  The indemnification pursuant to this Section 9.1 shall not apply if the claim exists solely due to the fact that the Company changed its operation compared to the operations as presently conducted.  The burden of proof for the fact that the Company did not change its business is with the Purchaser if (i) an alleged Exercise Event claim is based on the facts that the Company changed its operations and (ii) in the event the Sellers 1 through 3 ceased to be managing director of the Company or DYNA GmbH.

9.2                               Exercise Event

“Exercise Event” means any exercise of any of the rights that Orica Germany GmbH has under that certain Sole Permitted Operator Agreement concluded between Dynamit Nobel GmbH Explosivstoff- und Systemtechnik GmbH and Orica Germany GmbH on 1 March 2001, as a consequence of which any of the DYNA Group Companies, within five (5) years following the Closing, (i) is obligated, pursuant to the terms of the Sole Permitted Operating Agreement, fully or partially to leave the production site in Troisdorf, or (ii) is not permitted to conduct its Business as conducted at the respective point in time beyond 1 March 2011.  A copy of the Sole Permitted Operating Agreement is attached for identification purposes in Annex 9.7.

9.3                               Indemnification for Retransfer Obligation for the Würgendorf Site

The Sellers shall, as partial debtors (Teilschuldner) as further specified under Section 5.1, hereby indemnify and hold harmless the Purchaser and, upon request of the Purchaser, any DYNA Group Company from any retransfer obligation by the Company regarding a portion of the real estate in Würgendorf pursuant to Section 7.9(b) of the purchase agreement regarding the sale of the Dynawell and Dynaplat business (notarial deed No. 2001/174 of Notary Dr. Werner Wenger, Basel, Switzerland) (the “APA”).

9.4                               Coverage of Indemnification

The indemnifications of Sections 9.1 and 9.3 shall also cover all Losses, including actual damages incurred by the Exercise Event and / or the satisfaction of the retransfer obligation pursuant to Section 9.3 and, in particular, any consequential damages (Folgeschäden) and any loss of profits (entgangener Gewinn); provided, however, the limitations pursuant to Sections 5.2.1, 5.4 and 5.5 shall apply accordingly.

9.5                               Limitations

Any claims of the Purchaser under this Section 9 shall be time-barred (verjähren) on 30 June 2015.

9.6                               Payments

Any payment to be made under this Section 9 by the Sellers shall become payable ten (10) Business Days after the Sellers have received from the Purchaser a notification in writing stating the amount of the Losses.

Any payments by the Sellers to the Purchaser under this Section 9 shall be regarded as a reduction of the Purchase Price. For the sake of clarity, the indemnifications pursuant to this Section 9 shall be satisfied (i) first by transfer of shares or cash, out of the Hold Back from the Sellers to the Purchaser, if possible, and (ii) next, in the event the claims of the Purchaser exceed the value of the Hold Back or the Hold Back has been released, by delivery of any of the Stock Consideration (not currently in the Hold Back) or cash.

Sec. 10.

Covenants

10.1                        Seller Covenants

10.1.1.                     No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the DYNA Group Companies from maintaining the same business relationships with any of the DYNA Group Companies after the Closing as it maintained with such DYNA Group Company prior to the Closing.  Each Seller will refer to Purchaser and the DYNA Group Companies all customer inquiries relating to any of the DYNA Group Companies of which he or it is aware.

10.1.2.                     Between the Closing Date and the time of registration of Purchaser as limited partner of the Company by virtue of a special succession (Sonderrechtsnachfolge) with the Commercial Register (the “Registration Date”), to the extent permissible under applicable Legal Requirements, the Sellers shall, and shall cause each of the DYNA Group Companies to, and where this is impossible, use their best efforts to shall cause each of the DYNA Group Companies to (i) conduct its business operations in the ordinary course of business and substantially in the same manner as before except as set forth in Annex 10.1.2; (ii) subject to the satisfaction of the condition precedent under Section 2.2.6 sentence 1 act or refrain from acting, as applicable, in order to comply with the covenants and prevent a breach of any representations and warranties applicable to subsidiaries of Dynamic Materials under that certain credit agreement, with JPMorgan Chase Bank, N.A. and such lenders to which Purchaser is a credit party and (iii) except as otherwise agreed to by the Purchaser in writing, use all reasonable efforts to preserve the relationship with its employees and consultants and to preserve intact its current relationships with such of its customers, suppliers, and other persons with which it has significant business relations.  Between the Closing Date and the Registration Date, Section 4.17 shall apply mutatis mutandis with no adjustment to the related Annexes except as otherwise agreed to by the Purchaser in writing.  Sellers and Purchaser agree that as of the satisfaction of the condition precedent pursuant to Section 2.2.6 sentence 1 the Sellers shall act and behave in such manner as if the KG-Interests and the GmbH-Shares had already been validly assigned.

10.2                        Dynamic Materials Covenants

Dynamic Materials will use its best efforts to ensure that the DMC Common Stock held by the Sellers will be registered with Nasdaq or a similar stock exchange where DMC stock is registered for trading by and including 31 December 2008.  As soon as reasonably possible, but no later than 30 April 2008, Dynamic Materials shall file with the U.S. Securities and Exchange Commission (“SEC”) a registration statement to permit the Sellers to freely sell all of the shares of DMC Common Stock held by the Sellers following the date such shares are no longer subject to the transfer restrictions of Section 3.2.  Dynamic Materials will provide Sellers with a copy of the registration statement and any amendments thereto.  Dynamic Materials will use its best efforts and guarantees (by way of an independent guarantee pursuant to Sec. 311 German Civil Code) to Sellers that it will undertake all costs and expenses necessary to register such shares under the Securities Laws pursuant to standard terms and conditions to permit them to be freely tradeable by the Sellers.  In the event Dynamic Materials becomes aware of any planned delisting of DMC Common Stock, Dynamic Materials will use its best efforts and guarantees (by way of an independent guarantee pursuant to Sec. 311 German Civil Code) to Sellers, that it will undertake all costs and expenses necessary to register such shares under the Securities Laws pursuant to standard terms and conditions to permit them to be freely tradeable by the Sellers immediately after such earlier date.  In the event that Dynamic Materials becomes aware of any planned delisting of DMC Common Stock, Dynamic Materials will promptly inform the Sellers.

10.3                        Mutual Covenants

10.3.1.                     If at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.  The Sellers acknowledge and agree that from and after the Closing, the Purchaser will be entitled to copies of all documents, books, contracts, records (including Tax records), agreements and financial data of any sort relating to the DYNA Group Companies.

10.3.2.                     In the event and for so long as any Party actively is contesting or defending against any Proceeding in connection with (i) any Contemplated Transaction or (ii) any alleged fact, action, or other event, involving the DYNA Group Companies, each of the Parties will use its best efforts to cooperate with it and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

Sec. 11.

NON-COMPETITION CLAUSE

11.1                        Non-Compete Covenant

11.1.1.                     For a period of five (5) years after the Closing Date, the respective Sellers and Mr. Mertens shall not, either directly or indirectly, engage in the Geographical Markets in any competition to the Business as presently conducted (herein referred to as “Competitive Activities”), or directly or indirectly manage, assist or acquire any interest (equity or votes) in any companies conducting any Competitive Activities (except the acquisition of shares of the DMC Common Stock as outlined above and except any activity the Sellers or any of them will conduct for any of the DYNA Group Company in accord with the Purchaser). “Geographical Markets” herein shall mean the markets in which DYNA Group Companies are currently active in the Business or have been themselves directly (including via direct participations in consortiums or other co-operations) active in the Business in the last five (5) years before the Closing Date.  The obligations of this Section 11.1.1 shall terminate as to Mr. Mertens (i) in respect to certain regions, upon the termination of an agreement disclosed in Annex 11.1.1-1 relating to such region, in which ANKO Industry Service GmbH was obliged to provide services under the respective agreement terminated, and (ii) in respect to certain clients, upon the full or partly termination of the provision agreement disclosed in Annex 11.1.1-2 relating to such clients, for which the payment of provisions according that provision agreement is terminated.

11.1.2.                     The Sellers acknowledge and agree that the value to the Purchaser of the transactions contemplated by this Agreement would be substantially and materially diminished if any of the Sellers, directly or indirectly, were to breach any of the provisions of this Section 11.1, and the Sellers have therefore agreed to the provisions of this Section 11.1 as a material inducement to the Purchaser to enter into this Agreement. The Sellers specifically acknowledge and agree that the provisions of this Section 11.1 are commercially reasonable restraints in accordance with common market practice, which in light of the investment, effort and risk to acquire hereunder and thereafter operate the business of the DYNA Group Companies are reasonably necessary to protect the value of the DYNA Group Companies and their Business. The Sellers acknowledge and agree that the Purchaser could be irreparably damaged by a breach of this Section 11.1 and would not be adequately compensated by monetary damages for any such breach and thus shall also be entitled to injunctive relief.

11.2                        Non-Solicitation Covenant

11.2.1.                     For a period of five (5) years after the Closing Date, the respective Sellers shall not solicit or entice away from any of the DYNA Group Companies any person who presently or during such period is employed by any of the DYNA Group Companies.

11.2.2.                     For a period of five (5) years after the Closing Date, the respective Sellers shall not solicit any clients or customers of any of the DYNA Group Companies or endeavour to entice away from any DYNA Group Companies any person who is or has been a client or customer of any of the DYNA Group Companies.

11.3                        Minority Participation in Listed Companies

Any direct or indirect participations in listed companies shall be excluded from the non-compete provisions under Section 11.1, as long as the percentage of the participation of the Sellers and any current or future companies of the Sellers’ does not exceed five percent (5%) of the respective listed companies and the participation is for investment purposes only (i.e., the mere holding of shares).

11.4                        Liquidated Damages

If the Sellers do not comply with any of the provisions of this Section 11.1 through 11.3, such

Seller shall be liable to the Purchaser for payment of liquidated damages (pauschalierter Schadensersatz) in the amount of EUR 2,000,000 (Euro two million) for each case of non-compliance. The Purchaser is entitled to claim actual damages (Schadensersatzansprüche) that exceed the Liquidated Damages with respect to such non-compliance.  The Sellers are entitled to prove, that the actual damages of the Purchaser in respect to such non-compliance are less than EUR 2,000,000 (Euro two million).

Sec. 12.

Confidentiality / Press Releases

12.1                        Confidentiality; Press Releases; Public Disclosure

The Parties understand a copy of this Agreement will be filed publicly with the SEC.  The Parties may make press releases or other public announcements concerning the transactions contemplated by this Agreement only after having consulted and discussed the press release or other public announcements with the other Parties.

Sec. 13.

Costs and Taxes

13.1                        Taxes and fees

The costs for the notarization of (i) this Agreement and (ii) completion of the Contemplated Transactions shall be borne by Purchaser.  Purchaser shall pay any real estate transfer taxes incurred in connection with the Contemplated Transactions.

13.2                        Costs

Each Party shall bear its own costs and expenses (including financial advisory fees and legal fees and expenses) incurred in connection with the Transaction Documents and the Contemplated Transactions.  In the event of any dispute related to or based upon this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

Sec. 14.

Miscellaneous

14.1                        Assignment; Successors and Assigns

This Agreement and any rights and obligations hereunder may not be assigned or transferred, in whole or in part, without the prior written consent of the other Parties hereto; provided, however, that each or either of Purchaser and Dynamic Materials may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder); and (iii) assign any or all of its rights and interests hereunder, including its rights to indemnification, to JPMorgan Chase Bank, N.A. (including, without limitation, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Europe Limited, as administrative agent, and JPMorgan Securities Inc., as sole bookrunner and lead arranger), or its successor in interest from time to time, on behalf of the lenders from time to time under that certain credit agreement, with JPMorgan Chase Bank, N.A. and such lenders to which Purchaser is a credit party, or any of its Affiliates as collateral security.  All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective heirs, administrators, personal representatives, successors and permitted assigns, as applicable, of the Parties.

14.2                        Notices

All notices and other communications hereunder (“Notices”) shall be in writing in the English language and shall be deemed to have been duly given and received when delivered in person or received by telegraphic or other electronic means (including facsimile, telecopy and e-mail) with confirmation of transmission by the transmitting equipment or when delivered by overnight courier, or if mailed, five days after being deposited in the mail, certified or registered mail, first-class postage prepaid, return receipt requested, to the Parties at the addresses or facsimile numbers set forth in Annex 14.2.

Any Party from time to time may change its physical address, e-mail address or facsimile number for the purpose of receipt of notices to that Party hereunder by giving notice specifying a new physical address, e-mail address or facsimile number to the other persons listed above in accordance with the provisions of this Section 14.2, which will not constitute an amendment under Section 14.6.  The receipt of copies of Notices by the Parties’ advisors shall not constitute or substitute the receipt of such Notices by the Parties themselves.  Any Notice shall be deemed received by a Party regardless of whether any copy of such Notice has been sent to or received by an advisor of such Party or the acting notary, irrespective of whether the delivery of such copy was mandated by this Agreement.

14.3                        Governing Law

This Agreement shall be governed by and construed in accordance with, the laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

14.4                        Venue for Disputes

The venue for any disputes arising out of this Agreement or any of its Annexes shall be, unless provided for otherwise by mandatory statutory provisions, the District Court of Frankfurt am Main (Landgericht Frankfurt am Main).

14.5                        Business Day

Heretofore and hereinafter, “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Frankfurt am Main, Germany.

14.6                        Amendments; Waiver

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party, except where a stricter form (e.g., notarization) is required under applicable Legal Requirements.  This also applies for a waiver or amendment of this form requirement.

14.7                        Language

14.7.1.                     This Agreement is written in the English language (except that Annexes may be partly in the German language). Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation

14.7.2.                     Any reference made in this Agreement to any types of companies or participations, Proceedings, authorities or other bodies, rights, institutions, regulations or legal relationships (the “Legal Terms”) under German law shall extend to any corresponding or identical Legal Terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Term under foreign law exists, such Legal Terms shall be introduced that functionally come closest to the Legal Terms under German Law.

14.8                        Headings; Construction

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any Legal Requirement shall be deemed also to refer to all rules and regulations promulgated thereunder, as amended from time to time, unless the context requires otherwise.

14.9                        Entire Agreement

Except as otherwise set forth herein, the Annexes identified in this Agreement are incorporated herein by reference and made a part hereof unless attached for identification purposes only.  The Transaction Documents (including the other documents expressly referred to herein and therein) constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.  Side agreements to this Agreement do not exist.

14.10                 Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

14.11                 Interpretation of Disclosure Schedule

If there is any inconsistency between the statements in this Agreement and those in the disclosure schedule (other than an exception expressly set forth as such in the disclosure schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.  The statements in the disclosure schedule, except as provided in Section 5.7, relate only to the provisions in the Section of this Agreement to which they expressly relate, including by express cross-reference to numbered and lettered sections in the disclosure schedule, and not to any other provision in this Agreement.

14.12                 No Benefit to Others

Except as expressly set forth herein, the representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties and their respective heirs, administrators, personal representatives, successors and permitted assigns, and they shall not be construed as conferring and are not intended to confer any rights, remedies, obligations, or liabilities on any other person, unless such person is expressly stated herein to be entitled to any such right, remedy, obligation, or liability.

14.13                 This Deed Conditional

This Agreement is subject to the condition precedent that the parties hereto agree in a separate notarial deed on the Annexes, which are not contained in the Reference Deed or this Deed.

(continued on next page)

IN WITNESS THEREOF this Notarial Deed including the Annex thereto has been read aloud to the persons appearing and was confirmed and approved by the persons appearing. The persons appearing then signed this Deed.  All this was done at the day herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.

Basel, this 15th (fifteenth) day of November 2007 (two thousand and seven).

/s/ Rolf Rospek

/s/ Tobias Kordes

/s/ Patrick Xylander

/s/ Volker Mertens

/s/ Christian Becker

/s/ Stephen Cueni
Stephen Cueni, Notary Public

Annex 1

Defined Terms

In this Agreement, including the recitals and schedules hereto, the following words and phrases have the following meanings:

“1306735 Alberta” shall have the meaning ascribed to it in the Recitals.

“4391438 Canada” shall have the meaning ascribed to it in the Recitals.

“Agreement” shall have the meaning ascribed to it in the preface.

“Assignments” shall have the meaning ascribed to it in Section 2.2.4.

“Business” shall have the meaning ascribed to it in the Recitals.

“Business Day” shall have the meaning ascribed to it in Section 14.5.

“Calculation Date” shall mean 30 September 2007.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean 15 November 2007, or such other date as may be agreed to by the Parties.

“Company” shall have the meaning ascribed to it in the Recitals.

“Companies’ Shares” shall have the meaning ascribed to it in the Recitals.

“Competitive Activities” shall have the meaning ascribed to it in Section 11.1.1.

“Contemplated Transactions” shall have the meaning ascribed to it in Section 4.1.1.

“Contractual Effective Date” shall have the meaning ascribed to it in Section 2.1.

“De Minimis Amount” shall have the meaning ascribed to it in Section 5.3.

“Disclosure Schedule” shall mean the disclosure schedules with respect to Section 4 prepared by the Sellers and delivered by the Sellers to Purchaser on the date of this Agreement.

“DMC Common Stock” shall have the meaning ascribed to it in Section 3.1.2.

“DYNAenergetics RUS” shall have the meaning ascribed to it in the Recitals.

“DYNA-Assets” shall have the meaning ascribed to it in Section 4.7.1.

“DYNA GmbH” shall have the meaning ascribed to it in the Recitals.

“DYNA Group” shall have the meaning ascribed to it in the Recitals.

“DYNA Group Company(ies)” shall have the meaning ascribed to it in the Recitals.

“Dynamic Materials” shall have the meaning ascribed to it in the Recitals.

“Employee(s)” shall have the meaning ascribed to it in Section 4.11.2.

“Environmental, Health and Safety Laws” means all applicable Legal Requirements and technical standards and accepted codes of conduct relating to Environmental, Health and Safety Matters and being applicable before or as of the Closing Date in the jurisdiction in which any of the DYNA Group Companies conducts its business or as otherwise applicable from time to time.

“Environmental, Health and Safety Liabilities” means, all Losses reasonably incurred in connection with (i) an investigation in connection with or in anticipation of a remediation of an Existing Environmental Condition, (ii) a clean-up of an Existing Environmental Condition, (iii) securing measures or protective containment measures, relating in each case to an Existing Environmental Condition, (iv) measures to eliminate, reduce or otherwise remedy a danger to well-being or health resulting from an Existing Environmental Condition or (v) the failure to obtain or comply with any Governmental consents required under any Environmental, Health and Safety Laws authorizing the construction or modification of a facility or comply with any Environmental, Health and Safety Laws.

“Environmental, Health and Safety Matters” means any matter concerning worker health or safety, public health or safety, product or materials safety, pollution, contamination, replacement, renewal or protection of the soil, air, ground water, surface water, land surface and natural resources, including buildings and other man-made structures and third-party properties.

“Escrow Agreement” shall have the meaning ascribed to it in Section 3.1.3.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934.

“Exercise Event” shall have the meaning ascribed to it in Section 9.2.

“Existing Environmental Condition” means (i) the presence on or prior to the Closing Date of pollution or contamination, or any other adverse condition (including, without limitation, the presence of Hazardous Materials) in either the soil, groundwater and all buildings thereon, of the Real Property and any other real property owned or used by the DYNA Group Companies prior to the Closing Date (herein collectively “Environmental Real Properties”), (ii) the presence on or prior to the Closing Date of Hazardous Materials in the soil, groundwater, surface water or natural resources, beneath, on, at or above, the Environmental Real Properties, and/or, whether on or prior to or after the Closing Date, the migration of such Hazardous Materials from the Environmental Real Properties, or (iii) the disposal of any Hazardous Materials used, handled, transported, disposed, deposited, generated or stored by or on behalf of the Company, DYNA GmbH or, to Sellers’ Knowledge, the Operating Subsidiaries on or prior to the Closing Date at any offsite location. There shall be the presumption that any Environmental, Health and Safety Matter newly discovered within six (6) months after the Closing Date is attributable to operations occurring on or prior to the Closing Date, unless the Sellers can demonstrate that such Environmental, Health and Safety Matter is attributable to major operations that occurred after the Closing Date, provided that (i) the Sellers 1 through 3 remain during this six (6) month period managing directors of the Company or DYNA GmbH and (ii) the Sellers 1 through 3 in this function are in the position to have influence on the relevant business activities.

“Final Business Tax Amount” shall have the meaning ascribed to it in Section 8.1.4.

“Financial Statements” shall have the meaning ascribed to it in Section 4.6.1.

“Geographical Markets” shall have the meaning ascribed to it in Section 11.1.1.

“GmbH-Share 1” shall have the meaning ascribed to it in the Recitals.

“GmbH-Share 2” shall have the meaning ascribed to it in the Recitals.

“GmbH-Share 3” shall have the meaning ascribed to it in the Recitals.

“GmbH-Share 4” shall have the meaning ascribed to it in the Recitals.

“GmbH-Shares” shall have the meaning ascribed to it in the Recitals.

“Governmental Permits” shall have the meaning ascribed to it in Section 4.9.1.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are regulated by Environmental, Health and Safety Laws.

“Hold Back” shall have the meaning ascribed to it in Section 3.1.3.

“Information” shall have the meaning ascribed to it in Section 4.16.

“Information Technology” shall have the meaning ascribed to it in Section 4.15.

“Intellectual Property Rights” shall have the meaning ascribed to it in Section 4.8.1.

“Interests” shall have the meaning ascribed to it in Section 4.5.9.

“KAZ DYNAenergetics” shall have the meaning ascribed to it in the Recitals.

“KG-Interest 1” shall have the meaning ascribed to it in the Recitals.

“KG-Interest 2” shall have the meaning ascribed to it in the Recitals.

“KG-Interest 3” shall have the meaning ascribed to it in the Recitals.

“KG-Interest 4” shall have the meaning ascribed to it in the Recitals.

“KG-Interest” shall have the meaning ascribed to it in the Recitals.

“Legal Requirement” means any national, regional, local or foreign statute, law, code, ordinance, rule, regulation, resolution, judgment, writ, order, decree, injunction, award, restraining order or ruling by any court, judge, justice, arbitrator or magistrate or any other governmental authority, regulatory agreement with any governmental authority or general principle of common or civil law or equity.

“Legal Terms” shall have the meaning ascribed to it in Section 14.7.2.

“Lien” means any transfer, mortgage, option, pledge, encumbrance and/or other disposal rights (Verfüguengen) including agreements on transfer, mortgage, option, pledge, encumbrance and/or other disposal.

“Limited Partnership Capital Interest” shall have the meaning ascribed to it in the Recitals.

“Losses” shall mean any obligations, liabilities, losses (including any direct or indirect reduction in value of the participation in the DYNA Group Companies), costs and expenses and other damages.

“Management Report” shall have the meaning ascribed to it in Section 4.6.1.

“Material Adverse Change” shall have the meaning ascribed to it in Section 4.17.

“Material Agreement(s)” shall have the meaning ascribed to it in Section 4.10.1.

“Nasdaq” shall mean the NASDAQ Stock Market.

“Notice of Objection” shall have the meaning ascribed to it in Section 7.2.2.

“Notices” shall have the meaning ascribed to it in Section 14.2.

“Operating Subsidiar(y)(ies)” shall have the meaning ascribed to it in the Recitals.

“Order” means any order, judgment or injunction made, entered or rendered by any court, administrative agency or other Governmental Authority, or by any arbitrator.

“Partner Loan Claim 1” shall have the meaning ascribed to it in the Recitals.

“Partner Loan Claim 2” shall have the meaning ascribed to it in the Recitals.

“Partner Loan Claim 3” shall have the meaning ascribed to it in the Recitals.

“Partner Loan Claim 4” shall have the meaning ascribed to it in the Recitals.

“Partners’ Loan Claims” shall have the meaning ascribed to in the Recitals.

“Perfoline” shall have the meaning ascribed to it in the Recitals.

“Pre-Closing Date Period” shall mean any period or portion of it ending on or before the Closing Date.

“Pre-Calculation Date Taxes” shall mean any Taxes related to actions, events, periods or portions of periods ending on or before the Calculation Date.

“Preliminary Business Tax Amount” shall have the meaning ascribed to it in Section 8.1.4.

“Proceeding” means any action, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative proceeding), prosecution, charge or dispute commenced by or before, or otherwise involving, any governmental body or arbitrator.

“Purchase Price” shall have the meaning ascribed to it in Section 3.1.1.

“Purchaser” shall have the meaning ascribed to it in the preface.

“Real Property” shall have the meaning ascribed to it in Section 4.7.3.

“Registration Date” shall have the meaning ascribed to it in Section 10.1.2.

“Registered Share Capital” shall have the meaning ascribed to it in the Recitals.

“SEC” shall have the meaning ascribed to it in Section 10.2.

“Securities Act” shall mean the U.S. Securities Act of 1933.

“Securities Laws” shall mean the Securities Act together with the Exchange Act.

“Seller(s)” shall have the meaning ascribed to it in the preface.

“Seller 1” shall have the meaning ascribed to it in the preface.

“Seller 2” shall have the meaning ascribed to it in the preface.

“Seller 3” shall have the meaning ascribed to it in the preface.

“Seller 4” shall have the meaning ascribed to it in the preface.

“Sellers’ Knowledge” shall have the meaning ascribed to it in Section 4.

“Shareholder Loan Claim 1” shall have the meaning ascribed to it in the Recitals.

“Shareholder Loan Claim 2” shall have the meaning ascribed to it in the Recitals.

“Shareholder Loan Claim 3” shall have the meaning ascribed to it in the Recitals.

“Shareholder Loan Claim 4” shall have the meaning ascribed to it in the Recitals.

“Shareholders’ Loan Claims” shall have the meaning ascribed to in the Recitals.

“Signing Date” shall mean the date hereof.

“Statutory Auditor” shall mean Sozietät Prinz & Mueller.

“Stock Consideration” shall have the meaning ascribed to it in Section 3.1.2.

“Subsidiary(-ies)” shall have the meaning ascribed to it in the Recitals.

“Tax Benefit” shall mean any present or future decrease of an assessed Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes.

“Taxes” shall mean all taxes (including, without limitation, taxes on income, profits and gains, payroll and withholding taxes, real estate transfer taxes, VAT and other levies), duties, charges (including, without limitation, labor insurance and social security charges), public contributions, arrears, advance payments, liabilities stamps and imposts of whatever nature imposed by any tax, governmental body or other authority, together with any interest, penalty, fine, supplement, surcharge or addition thereto and all penalties for incorrect transfer pricing documentation.  For the avoidance of doubt, the term Taxes shall also include any liabilities for Taxes (Haftungsbeträge) as well as reductions of Tax losses or potential write-offs.

“Threshold” shall have the meaning ascribed to it in Section 5.3.

“Transfer Restrictions” shall have the meaning ascribed to it in Section 3.2.

“Transaction Documents” shall have the meaning ascribed to it in Section 4.1.1.

“Troisdorf GHG” shall have the meaning ascribed to it in the Recitals.

“Würgendorf GHG” shall have the meaning ascribed to it in the Recitals.